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As filed with the Securities and Exchange Commission on January 14, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

OVERSTOCK.COM, INC.
(Exact name of Registrant as specified in its charter)

Delaware	87-0634302
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6322 South 3000 East, Suite 100
Salt Lake City, Utah 84121
(801) 947-3100
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Jonathan E. Johnson III
Vice President, Corporate Affairs and Legal
Overstock.com, Inc.
6322 South 3000 East, Suite 100
Salt Lake City, Utah 84121
(801) 947-3100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Thomas W. Adkins
Bracewell & Patterson, L.L.P.
111 Congress, Suite 2300
Austin, Texas 78701
(512) 472-7800

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee

3.75% Convertible Senior Notes due 2011	$120,000,000	109.5%	$131,400,000	$15,466

Common Stock, par value $0.0001 per share	(2)	(3)	(3)	(3)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. This calculation is based on the average of the bid and asked price for the notes in secondary market transactions executed by the initial purchasers of the notes on January 12, 2005, as reported to the Registrant by the initial purchasers.

(2)
Includes such indeterminate number of shares of common stock as shall be issuable upon conversion of the notes being registered hereunder. Each note may be converted into common stock, initially at the conversion price of $76.23 per share (equivalent to an initial conversion rate of approximately 13.1182 shares of common stock per $1,000 principal amount of notes), subject to adjustments. The initial number of shares of common stock issuable upon conversion of the notes is 1,574,183. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall also include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event or adjustment in the number of shares.

(3)
No additional registration fee is required pursuant to Rule 457(i).

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated January 14, 2005

PROSPECTUS

$120,000,000

3.75% Convertible Senior Notes due 2011
and
Shares of Common Stock Issuable Upon Conversion of the Notes

        This prospectus covers resales from time to time by selling securityholders of our 3.75% Convertible Senior Notes due 2011, or the notes, and shares of our common stock issuable upon conversion of the notes. The notes were originally issued by us in November 2004 in transactions exempt from the registration requirements of the Securities Act of 1933.

        We will pay interest on the notes on June 1 and December 1 of each year, beginning June 1, 2005. The notes will mature on December 1, 2011.

        Holders of the notes may convert their notes into shares of our common stock at any time prior to the maturity date of the notes at a conversion price of $ 76.23 per share (equivalent to an initial conversion rate of approximately 13.1182 shares per $1,000 principal amount of notes), subject to adjustment as set forth in this prospectus. In the event of certain types of fundamental changes, we will increase the number of shares issuable upon conversion or, in lieu thereof, we may elect to adjust the conversion price and related conversion obligation so that the notes are convertible into shares of the acquiring or surviving company, in each case as described herein.

        On or after December 1, 2009, we may redeem some or all of the notes for cash at 100% of the principal amount plus accrued and unpaid interest. See "Description of Notes—Redemption."

        Upon the occurrence of a fundamental change meeting certain conditions, holders of the notes may require us to repurchase for cash all or part of their notes at 100% of the principal amount plus accrued and unpaid interest.

        Shares of our common stock are quoted on The Nasdaq National Market under the symbol "OSTK." The closing sale price of the shares on January 12, 2005 was $55.15 per share.

        We do not intend to list the notes for trading on any securities exchange or any automated quotation system.

        The notes and the common stock into which the notes are convertible may be offered and sold from time to time by the selling securityholders identified in this prospectus or in supplements to this prospectus. The selling securityholders may sell the securities directly or through underwriters, broker-dealers or agents and in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions. The selling securityholders will receive all of the net proceeds from the sale of the securities.

        See "Risk Factors" beginning on page 7 to read about factors you should consider before buying our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated                     , 2005

FORWARD-LOOKING STATEMENTS

        This prospectus includes or incorporates by reference forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The words "anticipate," "believe," "estimate," "will," "may," "intend" and "expect" and similar expressions generally identify forward looking statements. Although we believe that our plans, intentions and expectations reflected in the forward looking statements are reasonable, we cannot be sure that they will be achieved. Important factors that could cause actual results to differ materially from our forward looking statements are set forth in the section entitled "Risk Factors" in this prospectus. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth or incorporated by reference in this prospectus may affect us to a greater extent than indicated. All forward looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Except as required by law, we undertake no obligation to update any forward looking statement, whether as a result of new information, future events or otherwise.

i

SUMMARY

Overstock.com, Inc.

        We are an online "closeout" retailer offering discount brand name merchandise, including bed-and-bath goods, home décor, kitchenware, watches, jewelry, electronics, sporting goods and designer accessories. We also sell books, magazines, CD's, DVD's, videocassettes and video games (BMV). Our company, based in Salt Lake City, Utah, was founded in 1997, and we launched our first Website through which customers could purchase products in March 1999. In September 2004, we launched an online auction site—an online marketplace for the buying and selling of goods between third-party users—as part of our Website.

Our Business

        We offer our customers an opportunity to shop for bargains conveniently, while offering our suppliers an alternative inventory liquidation distribution channel. In 1999 we offered approximately 100 products on our website; currently we offer approximately 20,000 non-BMV products and approximately 400,000 BMV products in eight departments on our main website, www.overstock.com:

Apparel, Shoes & Accessories	Gifts & Flowers
Books, Music & Videos	Jewelry & Watches
Electronics & Computers	Recreation & Sports
Home & Garden	Worldstock Handcrafted

        We continually add new, limited-inventory products to our Websites in order to create an atmosphere that encourages customers to visit frequently and purchase products before our inventory sells out.

        We have a "direct" business, in which we buy and take possession of inventory for resale. We also have our "fulfillment partner" business, in which we sell merchandise of other retailers, cataloguers or manufacturers through our Websites. We currently have fulfillment partner relationships with approximately 400 third parties which post over 10,000 non-BMV products on our Websites. For both our direct and our fulfillment partner businesses we have a consumer and a business-to-business, or B2B, sales channel. We generate business-to-business (B2B) sales by contacting retailers and selling them merchandise below wholesale prices, allowing them an opportunity to be more price-competitive in their local markets. Although we have historically operated a separate B2B Website, our direct revenue has predominantly been based on purchases made directly through our consumer Website. As a result, during the third quarter of 2004, we integrated the B2B Website into our consumer Website. B2B clients now buy products primarily through our Club O frequent buyers club and our Club O Gold bulk purchase program. During the first three quarters of 2004, no single customer accounted for more than 2% of our total revenue.

        During September 2004, we added an online auction service to our Website. During 2004 our auction revenues were insignificant.

        During the year ended December 31, 2004, we fulfilled approximately 37% of all orders through our leased Salt Lake City, Utah warehouse or our outsourced warehouse located in Plainfield, Indiana. Our warehouses generally ship between 10,000 and 12,000 orders per day, and up to approximately 24,000 orders per day during peak periods, using overlapping daily shifts. The balance of our orders during 2004 was for inventory owned and shipped by our third-party fulfillment partners.

        We staff our customer service department with dedicated in-house and outsourced professionals who respond to phone and email inquiries on products, ordering, shipping status and returns. Our customer service staff processes approximately 20,000 to 25,000 calls per week, and processes approximately 20,000 to 25,000 email messages each week, with less than a 24-hour turnaround time. As of December 31, 2004, we had 426 full-time employees.

Business Strategy

        Our objective is to utilize the Internet to become the dominant closeout solution for holders of brand-name merchandise, allowing them to dispose of that merchandise discreetly and with high recovery values. Our supplier relationships provide us with recognized, brand-name products. Our manufacturer and supplier relationships are based on historical experience with manufacturers and liquidation wholesalers and do not obligate or entitle us to receive merchandise on a long-term or short-term basis.

Our Corporate Information

        Our principal executive offices are located at 6322 South 3000 East, Suite 100, Salt Lake City, Utah 84121, and our telephone number is (801) 947-3100. We were formed in 1997, and completed our initial public offering in June 2002. Our main Website address is www.overstock.com. The information contained on our Website is not part of this prospectus.

The Notes

        The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus entitled "Description of Notes." For purposes of the description of notes included in this prospectus, references to the "company," "issuer," "Overstock.com," "us," "we" and "our" refer only to Overstock.com, Inc. and do not include our subsidiaries.

Issuer	Overstock.com, Inc., a Delaware corporation.
Maturity date	December 1, 2011, unless earlier converted, redeemed or repurchased.
Ranking	The notes:
• are our general, unsecured obligations, and
• rank equally in right of payment with all of our existing and future unsubordinated, unsecured indebtedness.

The notes are effectively subordinated to our secured indebtedness to the extent of the value of the related security and structurally subordinated to any liabilities and other indebtedness of our subsidiaries. The indenture under which the notes were issued generally does not restrict the incurrence of debt by us or any of our subsidiaries.
As of December 31, 2004, we had approximately $1.3 million in secured indebtedness.
Interest
3.75% per annum on the principal amount, payable semiannually in arrears on June 1 and December 1 of each year, beginning June 1, 2005. The initial interest payment will include accrued interest from November 23, 2004.
Conversion
The notes are convertible at the option of the holder into shares of our common stock at a conversion price of $76.23 per share. This is equivalent to a conversion rate of approximately 13.1182 shares of common stock per $1,000 principal amount of notes. The conversion price is subject to adjustment in certain events. The notes are convertible at the above conversion price at any time on or after issuance and prior to the close of business on the business day prior to the maturity date, unless we have previously repurchased or redeemed the notes. Holders of notes submitted for repurchase or redemption will be entitled to convert their notes up to the close of business on the business day immediately preceding the date fixed for such repurchase or redemption. See "Description of Notes—Conversion Rights."

Adjustment to conversion price upon certain types of fundamental changes
If and only to the extent holders elect to convert their notes in connection with a transaction described under the first or third clause of the definition of fundamental change (as defined in this prospectus) as described in "Description of Notes—Repurchase at Option of Holders Upon a Fundamental Change" (or in connection with a transaction that would have been a fundamental change under such clause (1) or (3) but for the existence of the 110% trading price exception (as defined below)), within 30 days of receiving notice that such fundamental change has occurred, pursuant to which 10% or more of the consideration for our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) in such transaction consists of cash or securities (or other property) that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or The Nasdaq National Market, we will increase the number of shares issuable upon conversion to reflect the change in the effective conversion price.

The number of additional shares will be determined by reference to the table in "Description of Notes—Conversion Rights—Adjustment to Conversion Price Upon Certain Fundamental Changes," based on the effective date and the price paid per share of our common stock in such fundamental change transaction. If holders of our common stock receive only cash in such transaction, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock on the five trading days prior to but not including the effective date of such fundamental change.

Conversion after a public acquirer fundamental change
In the case of a non-stock fundamental change constituting a public acquirer fundamental change (as defined in this prospectus), we may, in lieu of issuing additional shares upon conversion as described in "Description of Notes—Conversion Rights—Adjustment to Conversion Price Upon Certain Fundamental Changes," elect to adjust the conversion price and the related conversion obligation such that from and after the effective date of such public acquirer fundamental change, holders of the notes will be entitled to convert their notes (subject to the satisfaction of certain conditions) into a number of shares of public acquirer common stock by multiplying the conversion price in effect immediately before the public acquirer fundamental change by a fraction:
•
the numerator of which will be the average of the last reported sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer fundamental change, and
•
the denominator of which will be (i) in the case of a share exchange, consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, the average value of all cash and any other consideration (as determined by our board of directors) paid or payable per share of common stock or (ii) in the case of any other public acquirer fundamental change, the average of the last reported sale prices of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer fundamental change.
Sinking fund	None.
Optional redemption	On or after December 1, 2009, we may redeem some or all of the notes for cash at 100% of the principal amount plus accrued and unpaid interest. See "Description of Notes—Redemption."
Repurchase at option of holders upon a fundamental change
If we undergo a fundamental change meeting certain conditions prior to maturity, you will have the right, at your option, to require us to repurchase for cash some or all of your notes at a repurchase price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date. See "Description of Notes—Repurchase at Option of Holders Upon a Fundamental Change."
Use of proceeds	We will not receive any proceeds from the sale of the notes or the shares of common stock offered by this prospectus.

Book-entry form
The notes were issued in book-entry form and are represented by global certificates deposited with, or on behalf of, The Depository Trust Company (DTC) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes are shown on, and transfers are effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities except in limited circumstances.
Nasdaq National Market Symbol for our common stock	OSTK

Risk Factors

        For a discussion of certain risks that should be considered in connection with an investment in the notes and our common stock, see "Risk Factors" beginning on page 7 of this prospectus.

RISK FACTORS

        Any investment in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, and all other information included in this prospectus, before you decide whether to purchase our notes or common stock. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also become important factors that may harm our business. The occurrence of any of the following risks could harm our business. The trading price of the notes and our common stock could decline due to any of these risks and uncertainties, and you may lose part or all of your investment.

Risks Relating to Overstock.com

        We have a history of significant losses. If we do not achieve profitability, our financial condition and our stock price could suffer.

        We have a history of losses and we may continue to incur operating and net losses for the foreseeable future. We incurred net losses attributable to common shares of $7.6 million and $9.0 million for the nine months ended September 30, 2004 and 2003, respectively. As of September 30, 2004, and December 31, 2003, our accumulated deficit was $75.4 million and $67.8 million, respectively. We will need to generate significant revenues to achieve profitability, and we may not be able to do so. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. If our revenues grow more slowly than we anticipate, or if our operating expenses exceed our expectations, our financial results would be severely harmed.

        We will continue to incur significant operating expenses and may continue to incur operating and net losses for the foreseeable future. Because we will incur many of these expenses before we receive any revenues from our efforts, our losses may be greater than the losses we would incur if we developed our business more slowly. Further, we base our expenses in large part on our operating plans and future revenue projections. Many of our expenses are fixed in the short term, and we may not be able to quickly reduce spending if our revenues are lower than we project. Therefore, any significant shortfall in revenues would likely harm our business, operating results and financial condition. In addition, we may find that these efforts are more expensive than we currently anticipate, which would further increase our losses. Also, the timing of these expenses may contribute to fluctuations in our quarterly operating results.

        If we fail to accurately forecast our expenses and revenues, our business, operating results and financial condition may suffer and the price of our stock may decline.

        Our limited operating history and the rapidly evolving nature of our industry make forecasting quarterly operating results difficult. We may not be able to quickly reduce spending if our revenues are lower than we project. Therefore, any significant shortfall in revenues would likely harm our business, operating results and financial condition and cause our results of operation to fall below the expectations of public market analysts and investors. If this occurs, the price of our common stock may decline.

        We depend on our relationships with third-party fulfillment partners for a large portion of the products that we offer for sale on our Websites. If we fail to maintain these relationships, our business will suffer.

        During the quarter ended December 31, 2004, we had active fulfillment partner relationships with approximately 400 third parties whose products we offer for sale on our Websites. At December 31, 2004, these products accounted for approximately 77% of the non-BMV products available on our Websites. We do not have any long-term agreements with any of these third parties. Our agreements with third parties are terminable at will by either party immediately upon notice. In general, we agree to offer the third parties' products on our Websites and these third parties agree to provide us with information about their products, honor our customer service policies and ship the products directly to the customer. If we do not maintain our existing or build new relationships with third parties on acceptable commercial terms, we may not be able to offer a broad selection of merchandise, and customers may not shop at our Websites. In addition, manufacturers may decide not to offer particular products for sale on the Internet. If we are unable to maintain our existing or build new fulfillment partner relationships or if other product manufacturers refuse to allow their products to be sold via the Internet, our business would suffer severely.

        We are partially dependent on third parties to fulfill a number of our fulfillment, distribution and other retail functions. If such parties are unwilling or unable to continue providing these services, our business could be seriously harmed.

        In our fulfillment partner business, although we now handle returned merchandise, we continue to rely on third parties to conduct a number of other traditional retail operations with respect to their respective products that we offer for sale on our Websites, including maintaining inventory, preparing merchandise for shipment to individual customers and timely distribution of purchased merchandise. We have no effective means to ensure that these third parties will continue to perform these services to our satisfaction or on commercially reasonable terms. In addition, because we do not take possession of these third parties' products, we are unable to fulfill these traditional retail operations ourselves. Our customers could become dissatisfied and cancel their orders or decline to make future purchases if these third parties are unable to deliver products on a timely basis. If our customers become dissatisfied with the services provided by these third parties, our reputation and the Overstock.com brand could suffer.

        We rely on our relationships with manufacturers, retailers and other suppliers to obtain sufficient quantities of quality merchandise on acceptable terms. If we fail to maintain our supplier relationships on acceptable terms, our sales and profitability could suffer.

        To date, we have not entered into contracts with manufacturers or liquidation wholesalers that guarantee the availability of merchandise for a set duration. Our contracts or arrangements with suppliers do not provide for the continuation of particular pricing practices and may be terminated by either party at any time. Our current suppliers may not continue to sell their excess inventory to us on current terms or at all, and we may not be able to establish new supply relationships. For example, it is difficult for us to maintain high levels of product quality and selection because none of the manufacturers, suppliers and liquidation wholesalers from whom we purchase products on a purchase order by purchase order basis have a continuing obligation to provide us with merchandise at historical levels or at all. In most cases, our relationships with our suppliers do not restrict the suppliers from selling their respective excess inventory to other traditional or online merchandise liquidators, which could in turn limit the selection of products available on our Websites. If we are unable to develop and maintain relationships with suppliers that will allow us to obtain sufficient quantities of merchandise on acceptable commercial terms, such inability could harm our business, results of operation and financial condition.

        We depend upon third-party delivery services to deliver our products to our customers on a timely and consistent basis. A deterioration in our relationship with any one of these third parties could decrease our ability to track shipments, cause shipment delays, and increase our shipping costs and the number of damaged products.

        We rely upon multiple third parties for the shipment of our products. Because we do not have a written long-term agreement with any of these third parties, we cannot be sure that these relationships will continue on terms favorable to us, if at all. Unexpected increases in shipping costs or delivery times, particularly during the holiday season, could harm our business, prospects, financial condition and results of operations. If our relationships with these third parties are terminated or impaired or if these third parties are unable to deliver products for us, whether through labor shortage, slow down or stoppage, deteriorating financial or business condition, responses to terrorist attacks or for any other reason, we would be required to use alternative carriers for the shipment of products to our customers. We may be unable to engage alternative carriers on a timely basis or upon terms favorable to us. Changing carriers would likely have a negative effect on our business, operating results and financial condition. Potential adverse consequences include:

  •
  reduced visibility of order status and package tracking;

  •
  delays in order processing and product delivery;

  •
  increased cost of delivery, resulting in reduced gross margins; and

  •
  reduced shipment quality, which may result in damaged products and customer dissatisfaction.

        A significant number of merchandise returns could harm our business, financial condition and results of operations.

        We allow our customers to return products and beginning July 1, 2003, we started accepting returns of products sold through our fulfillment partners. Our ability to handle a large volume of returns is unproven. In addition, any policies intended to reduce the number of product returns may result in customer dissatisfaction and fewer return customers. If merchandise returns are significant, our business, financial condition and results of operations could be harmed.

        If the products that we offer on our Websites do not reflect our customers' tastes and preferences, our sales and profit margins would decrease.

        Our success depends in part on our ability to offer products that reflect consumers' tastes and preferences. Consumers' tastes are subject to frequent, significant and sometimes unpredictable changes. Because the products that we sell typically consist of manufacturers' and retailers' excess inventory, we have limited control over the specific products that we are able to offer for sale. If our merchandise fails to satisfy customers' tastes or respond to changes in customer preferences, our sales could suffer and we could be required to mark down unsold inventory which would depress our profit margins. In addition, any failure to offer products in line with customers' preferences could allow our competitors to gain market share. This could have an adverse effect on our business, results of operations and financial condition.

        We face risks relating to our inventory.

        We directly purchase some of the merchandise that we sell on our Websites. We assume the inventory damage, theft and obsolescence risks, as well as price erosion risks for products that we purchase directly. These risks are especially significant because some of the merchandise we sell at our Websites are characterized by rapid technological change, obsolescence and price erosion (for example, computer hardware, software and consumer electronics), and because we sometimes make large purchases of particular types of inventory. In addition, we often do not receive warranties on the merchandise we purchase. Further, beginning July 1, 2003, we started accepting returns of products sold through our fulfillment partners, and we have the risk of reselling the returned products.

        In the recent past, we have recorded charges for obsolete inventory and have had to sell certain merchandise at a discount or loss. It is impossible to determine with certainty whether an item will sell for more than the price we pay for it. Because we rely heavily on purchased inventory, our success will depend on our ability to liquidate our inventory rapidly, the ability of our buying staff to purchase inventory at attractive prices relative to its resale value and our ability to manage customer returns and the shrinkage resulting from theft, loss and misrecording of inventory. If we are unsuccessful in any of these areas, we may be forced to sell our inventory at a discount or loss.

        We have grown quickly and if we fail to manage our growth, our business will suffer.

        We have rapidly and significantly expanded our operations, and anticipate that further significant expansion will be required to address potential growth in our customer base and market opportunities. This expansion has placed, and is expected to continue to place, a significant strain on our management, operational and financial resources. Some of our officers have no prior senior management experience at public companies. Our new employees include a number of key managerial, technical and operations personnel who have not yet been fully integrated into our operations, and we expect to add additional key personnel in the future. To manage the expected growth of our operations and personnel, we will be required to improve existing and implement new transaction-processing, operational and financial systems, procedures and controls, and to expand, train and manage our already growing employee base. If we are unable to manage growth effectively, our business, prospects, financial condition and results of operations will be harmed.

        The loss of key personnel or any inability to attract and retain additional personnel could affect our ability to successfully grow our business.

        Our performance is substantially dependent on the continued services and on the performance of our senior management and other key personnel, particularly Patrick M. Byrne, our President and Chairman of the Board. Our performance also depends on our ability to retain and motivate other officers and key employees. The loss of the services of any of our executive officers or other key employees for any unforeseen reason, including without limitation, illness or call to military service, could harm our business, prospects, financial condition and results of operations. We do not have employment agreements with any of our key personnel and we do not maintain "key person" life insurance policies. Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly-skilled technical, managerial, editorial, merchandising, marketing and customer service personnel. Competition for such personnel is intense, and we cannot assure you that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. Our failure to retain and attract the necessary technical, managerial, editorial, merchandising, marketing and customer service personnel could harm our revenues, business, prospects, financial condition and results of operations.

        We may be unable to manage expansion into new business areas which could harm our business operations and reputation.

        Our long-term strategic plan involves expansion of our operations in the liquidation market, entering into agreements to provide products and services to retail chains and other businesses, and possible expansion into additional markets. We cannot assure you that our efforts to expand our business in this manner will succeed or that we will be successful in managing or maintaining agreements to provide products and services to retail chains and other businesses. We were unable to generate significant traffic for our former B2B Website, and consequently we merged our B2B site (www.overstockb2b.com) into our B2C site, and opened a "Club O Gold" bulk purchase program (into which our current B2B customers were grandfathered). Our failure to succeed in this market or other markets may harm our business, prospects, financial condition and results of operation. We cannot assure you that we would be able to expand our efforts and operations in a cost-effective or timely manner or that any such efforts would increase overall market acceptance. Furthermore, any new business or Website we launch that is not favorably received by consumers could damage our reputation or the Overstock.com brand. We may expand the number of categories of products we carry on our Website. These and any other expansions of our operations would also require significant additional expenses and development and would strain our management, financial and operational resources. The lack of market acceptance of such efforts or our inability to generate satisfactory revenues from such expanded services or products to offset their cost could harm our business, prospects, financial condition and results of operations.

        We may expand our international business, causing our business to become increasingly susceptible to numerous international business risks and challenges that could affect our profitability.

        We have begun to expand into international markets, and in the future we may do so more aggressively. International sales and transactions are subject to inherent risks and challenges that could adversely affect our profitability, including:

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  the need to develop new supplier and manufacturer relationships;

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  unexpected changes in international regulatory requirements and tariffs;

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  difficulties in staffing and managing foreign operations;

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  longer payment cycles from credit card companies;

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  greater difficulty in accounts receivable collection;

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  potential adverse tax consequences;

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  price controls or other restrictions on foreign currency; and

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  difficulties in obtaining export and import licenses.

        To the extent we generate international sales and transactions in the future, any negative impact on our international operations could negatively impact our business. In particular, gains and losses on the conversion of foreign payments into United States dollars may contribute to fluctuations in our results of operations and fluctuating exchange rates could cause reduced gross revenues and/or gross margins from non-dollar-denominated international sales.

        In order to obtain future revenue growth and achieve and sustain profitability we will have to attract customers on cost-effective terms.

        Our success depends on our ability to attract customers on cost-effective terms. We have relationships with online services, search engines, directories and other Websites and e-commerce businesses to provide content, advertising banners and other links that direct customers to our Websites. We rely on these relationships as significant sources of traffic to our Websites and to generate new customers. If we are unable to develop or maintain these relationships on acceptable terms, our ability to attract new customers and our financial condition could be harmed. In addition, certain of our online marketing agreements may require us to pay upfront fees and make other payments prior to the realization of the sales, if any, associated with those payments. Accordingly, if these agreements or similar agreements that we may enter into in the future fail to produce the sales that we anticipate, our results of operations will be adversely affected. We cannot assure you that we will be able to increase our revenues, if at all, in a cost-effective manner. We have also begun national television and radio branding and advertising campaigns. Such campaigns are expensive and may not result in the cost effective acquisition of customers.

        Further, many of the parties with which we may have online-advertising arrangements could provide advertising services for other online or traditional retailers and merchandise liquidators. As a result, these parties may be reluctant to enter into or maintain relationships with us. Failure to achieve sufficient traffic or generate sufficient revenue from purchases originating from third parties may result in termination of these relationships by these third parties. Without these relationships, our revenues, business, prospects, financial condition and results of operations could suffer.

        We may not be able to compete successfully against existing or future competitors.

        The online liquidation services market is new, rapidly evolving and intensely competitive. Barriers to entry are minimal, and current and new competitors can launch new Websites at a relatively low cost. Our consumer Website currently competes with:

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  other online liquidation e-tailers, such as SmartBargains;

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  traditional retailers and liquidators, such as Ross Stores, Inc., Walmart Stores, Inc. and TJX Companies, Inc.; and

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  online retailers and marketplaces such as Amazon.com, Inc., Buy.com, Inc. and eBay, Inc., which have discount departments.

        Our Website competes with liquidation "brokers" and retailers and online marketplaces such as eBay, Inc.

        We expect the online liquidation services market to become even more competitive as traditional liquidators and online retailers continue to develop services that compete with our services. In addition, manufacturers and retailers may decide to create their own Websites to sell their own excess inventory and the excess inventory of third parties. Competitive pressures created by any one of our competitors, or by our competitors collectively, could severely harm our business, prospects, financial condition and results of operations.

        Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or acquisitions that could harm our business, prospects, financial condition and results of operations. For example, to the extent that we enter new lines of businesses such as third-party logistics or discount brick and mortar retail, we would be competing with large established businesses such as APL Logistics, Ltd., Ross Stores, Inc. and TJX Companies, Inc., respectively. We have recently entered the online auctions business, in which we compete with large established businesses including eBay, Inc.

        Many of our current and potential competitors described above have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. In addition, online retailers and liquidation e-tailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies. Some of our competitors may be able to secure merchandise from manufacturers on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to Website and systems development than we do. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. We cannot assure you that we will be able to compete successfully against current and future competitors.

        Our operating results depend on our Websites, network infrastructure and transaction-processing systems. Capacity constraints or system failures would harm our business, prospects, results of operations and financial condition.

        Any system interruptions that result in the unavailability of our Websites or reduced performance of our transaction systems would reduce our transaction volume and the attractiveness of the services that we provide to suppliers and third parties and would seriously harm our business, operating results and financial condition.

        We use internally developed systems for our Websites and certain aspects of transaction processing, including customer profiling and order verifications. We have experienced periodic systems interruptions due to server failure, which we believe will continue to occur from time to time. If the volume of traffic on our Websites or the number of purchases made by customers substantially increases, we will need to further expand and upgrade our technology, transaction processing systems and network infrastructure. We have experienced and expect to continue to experience temporary capacity constraints due to sharply increased traffic during sales or other promotions, and during the holiday shopping season. Capacity constraints can cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and delays in reporting accurate financial information.

        Our transaction processing systems and network infrastructure may be unable to accommodate increases in traffic in the future. We may be unable to project accurately the rate or timing of traffic increases or successfully upgrade our systems and infrastructure to accommodate future traffic levels on our Websites. In addition, we may be unable to upgrade and expand our transaction processing systems in an effective and timely manner or to integrate any newly developed or purchased functionality with our existing systems. Any inability to do so may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of order fulfillment or delays in reporting accurate financial information.

        If the facilities where substantially all of our computer and communications hardware is located fail, our business, results of operations and financial condition will be harmed.

        Our success, and, in particular, our ability to successfully receive and fulfill orders and provide high-quality customer service, largely depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Substantially all of our computer and communications hardware is located at a single co-location facility in Salt Lake City, Utah, with a backup system located at another leased facility in Salt Lake City, Utah. Although we have designed our backup system in an effort to avoid or minimize service interruptions in the event of a failure of our main facility, our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, terrorist attacks, acts of war, break-ins, earthquake and similar events. We do not have a formal disaster recovery plan and our business interruption insurance may be insufficient to compensate us for losses that may occur. Despite the implementation of network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of critical data or the inability to accept and fulfill customer orders. The occurrence of any of the foregoing risks could harm our business, prospects, financial condition and results of operations.

        We may be unable to protect our proprietary technology or keep up with that of our competitors.

        Our success depends to a significant degree upon the protection of our software and other proprietary intellectual property rights. We may be unable to deter misappropriation of our proprietary information, detect unauthorized use and take appropriate steps to enforce our intellectual property rights. In addition, our competitors could, without violating our proprietary rights, develop technologies that are as good as or better than our technology.

        Our failure to protect our software and other proprietary intellectual property rights or to develop technologies that are as good as our competitors' could put us at a disadvantage to our competitors. In addition, the failure of the third parties whose products we offer for sale on our Websites to protect their intellectual property rights, including their domain names, could impair our operations. These failures could harm our business, results of operations and financial condition.

        If we do not respond to rapid technological changes, our services could become obsolete and we could lose customers.

        To remain competitive, we must continue to enhance and improve the functionality and features of our e-commerce businesses. We may face material delays in introducing new services, products and enhancements. If this happens, our customers may forgo the use of our Websites and use those of our competitors. The Internet and the online commerce industry are rapidly changing. If competitors introduce new products and services using new technologies or if new industry standards and practices emerge, our existing Websites and our proprietary technology and systems may become obsolete. Our failure to respond to technological change or to adequately maintain, upgrade and develop our computer network and the systems used to process customers' orders and payments could harm our business, prospects, financial condition and results of operations.

        We may not be able to obtain trademark protection for our marks, which could impede our efforts to build brand identity.

        We have filed trademark applications with the Patent and Trademark Office seeking registration of certain service marks or trademarks. There can be no assurance that our applications will be successful or that we will be able to secure significant protection for our service marks or trademarks in the United States or elsewhere as we expand internationally. Our competitors or others could adopt product or service marks similar to our marks, or try to prevent us from using our marks, thereby impeding our ability to build brand identity and possibly leading to customer confusion. Any claim by another party against us or customer confusion related to our trademarks, or our failure to obtain trademark registration, could negatively affect our business.

        We may not be able to enforce protection of our intellectual property rights under the laws of other countries.

        As we continue to expand internationally, we are subject to risks of doing business internationally as related to our intellectual property, including:

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  legal uncertainty regarding liability for the listings and other content provided by our users, including uncertainty as a result of less Internet-friendly legal systems, unique local laws, and lack of clear precedent or applicable law; and

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  differing intellectual property laws, which may provide insufficient protection for our intellectual property.

        Our business and reputation may be harmed by the listing or sale of pirated, counterfeit or illegal items by third parties, and by intellectual property litigation.

        We have received in the past, and we anticipate we will receive in the future, communications alleging that certain items listed or sold through our Websites infringe third-party copyrights, trademarks and trade names or other intellectual property rights or that we have otherwise infringed third parties' past, current or future intellectual property rights. For example, in October 2003, Tiffany (NJ) Inc. and Tiffany and Company filed a complaint against us in the United States District Court for the Southern District of New York alleging that we have distributed counterfeit and otherwise unauthorized Tiffany product in violation of federal copyright and trademark law and related state laws.

        We may be unable to prevent third parties from listing unlawful goods, and we may be subject to allegations of civil or criminal liability for unlawful activities carried out by third parties through our Websites. In the future, we may implement measures to protect against these potential liabilities that could require us to spend substantial resources and/or to reduce revenues by discontinuing certain service offerings. Any costs incurred as a result of liability or asserted liability relating to the sale of unlawful goods or the unlawful sale of goods could harm our revenues, business, prospects, financial condition and results of operations.

        Resolving litigation or claims regarding patents or other intellectual property, whether meritorious or not, could be costly, time-consuming, cause service delays, divert our management and key personnel from our business operations, require expensive or unwanted changes in our methods of doing business or require us to enter into costly royalty or licensing agreements, if available. As a result, these claims could harm our business.

        Negative publicity generated as a result of the foregoing could damage our reputation, harm our business and diminish the value of our brand name.

        We may be liable if third parties misappropriate our customers' personal information.

        If third parties are able to penetrate our network security or otherwise misappropriate our customers' personal information or credit card information, or if we give third parties improper access to our customers' personal information or credit card information, we could be subject to liability. This liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. This liability could also include claims for other misuses of personal information, including unauthorized marketing purposes. These claims could result in litigation. Liability for misappropriation of this information could adversely affect our business. In addition, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if government agencies investigate our privacy practices.

        We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information such as customer credit card numbers. We cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms that we use to protect customer transaction data. If any such compromise of our security were to occur, it could harm our reputation, business, prospects, financial condition and results of operations. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. We cannot assure you that our security measures will prevent security breaches or that failure to prevent such security breaches will not harm our business, prospects, financial condition and results of operations.

        We may be subject to product liability claims that could be costly and time consuming.

        We sell products manufactured by third parties, some of which may be defective. If any product that we sell were to cause physical injury or injury to property, the injured party or parties could bring claims against us as the retailer of the product. Our insurance coverage may not be adequate to cover every claim that could be asserted. If a successful claim were brought against us in excess of our insurance coverage, it could adversely affect our business. Even unsuccessful claims could result in the expenditure of funds and management time and could have a negative impact on our business.

        Issuances of our securities are subject to federal and state securities laws, and certain holders of common stock issued by us may be entitled to rescind their purchases.

        Issuances of securities are subject to federal and state securities laws. From November 1999 through September 2000, we offered and sold common stock to investors in various states. Certain of those offerings may not have complied with various requirements of applicable state securities laws. In such situations a number of remedies may be available to regulatory authorities and the investors who purchased common stock in those offerings, including, without limitation, a right of rescission, civil penalties, seizure of our assets, a restraining order or injunction, and a court order to pay restitution and costs. As a result, certain investors in our common stock may be entitled to return their shares to Overstock.com and receive from us the full price they paid, plus interest, which we estimate to be an aggregate amount of approximately $3.2 million at December 31, 2004.

Risks Relating to our Auctions Site Business

        Our auctions site is a new business.

        Our auctions site began operation in September 2004. The online auctions business is a new business for us, and we cannot assure you that our expansion into the online auctions business will succeed. Our entry into the online auctions business will require us to devote substantial financial, technical, managerial and other resources to the business. It will also expose us to additional risks, including legal and regulatory risks, and will require us to compete with established businesses having substantially greater experience in the online auctions business and substantially greater resources than we do.

        Our auction business may be subject to a variety of regulatory requirements.

        Many states and other jurisdictions, including Utah, where our company is located, have regulations governing the conduct of traditional "auctions" and the liability of traditional "auctioneers" in conducting auctions. Although the vast majority of these regulations clearly contemplated only traditional auctions, and did not contemplate online auctions, the potential application of these types of regulations to online auction sites is not clear. We are aware that several states and some foreign jurisdictions have attempted to impose such regulations on other companies operating online auction sites or on the users of those sites. In addition, certain states have laws or regulations that do expressly apply to online auction site services. Although we do not expect these laws to have a significant effect on our auction site business, we will incur costs in complying with these laws, and we may from time to time be required to make changes in our business that may increase our costs, reduce our revenues, cause us to prohibit the listing of certain items in certain locations, or make other changes that may adversely affect our auctions business.

        Current and future laws could affect our auctions business.

        Like our shopping site business, our auction site business is subject to the same laws and regulations as apply to other companies conducting business on and off the Internet. In addition, our auction site business may be affected by other laws and regulations, such as those that expressly apply to online auction site services. Further, because of the wide range of items that users of our auctions service may choose to list on the site, a variety of additional laws and regulations may apply to transactions between users of our site, such as those requiring a license to sell or purchase certain items or mandating particular disclosures in connection with an offer or sale of an item. To the extent that such current or future laws or regulations prevent users from selling items on our auction site, they could harm our business.

        Our business may be harmed if our auction site is used for unlawful transactions.

        The law regarding the potential liability of an online auction service for the activities of its users is not clear. We prohibit the listing of numerous categories of items in an effort to reduce the possibility that users of our auction site will engage in an unlawful transaction. However, we cannot assure that users of the site will comply with all laws and regulations applicable to them and their transactions, and we may be subject to allegations of civil or criminal liability for any unlawful activities conducted by them. Any costs we incur as a result of any such allegations, or as a result of actual or alleged unlawful transactions utilizing our site, or in our efforts to prevent any such transactions, may harm our business. In addition, any negative publicity we receive regarding any such transactions or allegations may damage our reputation, our ability to attract new customers to our main shopping site, and the Overstock.com brand name generally.

        Fraudulent activities using our auctions site and disputes between users of our auctions site may harm our business.

        We are aware that other companies operating online auction services have periodically received complaints from users alleging that they have not received the purchase price or the goods they expected to receive, and that in some cases users have been arrested and convicted for engaging in fraudulent activities using those companies' auction sites. We may receive similar complaints. We do not have the ability to require users of our services to fulfill their obligations to make payments or to deliver items. We are aware that other companies periodically receive complaints from buyers about the quality of the items they purchase, requests for reimbursement of amounts paid, and communications threatening or commencing legal actions against them. We may receive similar complaints, requests and communications in connection with our auctions site business.

        Difficulties or negative publicity associated with our auctions business could affect our main shopping site business.

        Any significant operational or other difficulties we encounter with our auctions business could damage our reputation, our ability to attract new customers to our main shopping site, and the Overstock.com brand name generally. Negative publicity resulting from actual or alleged fraudulent or deceptive conduct by users of our auctions site could also damage our reputation, our ability to attract new customers to our main shopping site, and the Overstock.com brand name generally.

Risks Relating to the Internet Industry

        Our success is tied to the continued use of the Internet and the adequacy of the Internet infrastructure.

        Our future revenues and profits, if any, substantially depend upon the continued widespread use of the Internet as an effective medium of business and communication. Factors which could reduce the widespread use of the Internet include:

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  actual or perceived lack of security of information or privacy protection;

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  possible disruptions, computer viruses or other damage to the Internet servers or to users' computers; and

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  excessive governmental regulation.

        Customers may be unwilling to use the Internet to purchase goods.

        Our long-term future depends heavily upon the general public's willingness to use the Internet as a means to purchase goods. E-commerce remains a relatively new concept, and large numbers of customers may not begin or continue to use the Internet to purchase goods. The demand for and acceptance of products sold over the Internet are highly uncertain, and most e-commerce businesses have a short track record. If consumers are unwilling to use the Internet to conduct business, our business may not develop profitably.

        The security risks of e-commerce may discourage customers from purchasing goods from us.

        In order for the e-commerce market to develop successfully, we and other market participants must be able to transmit confidential information securely over public networks. Third parties may have the technology or know-how to breach the security of customer transaction data. Any breach could cause customers to lose confidence in the security of our Websites and choose not to purchase from our Websites. If someone is able to circumvent our security measures, he or she could destroy or steal valuable information or disrupt our operations. Concerns about the security and privacy of transactions over the Internet could inhibit the growth of the Internet and e-commerce. Our security measures may not effectively prohibit others from obtaining improper access to our information. Third parties may target our customers directly with fraudulent identity theft schemes designed to appear as legitimate communications from us. Any security breach or fraud perpetrated on our customers could expose us to increased costs and to risks of loss, litigation and liability and could seriously disrupt our operations.

        Credit card fraud could adversely affect our business.

        We do not carry insurance against the risk of credit card fraud, so the failure to adequately control fraudulent credit card transactions could reduce our net revenues and our gross margin. We have implemented technology to help us detect the fraudulent use of credit card information. However, we may in the future suffer losses as a result of orders placed with fraudulent credit card data even though the associated financial institution approved payment of the orders. Under current credit card practices, we may be liable for fraudulent credit card transactions because we do not obtain a cardholder's signature. If we are unable to detect or control credit card fraud, our liability for these transactions could harm our business, results of operation or financial condition.

        If one or more states successfully assert that we should collect sales or other taxes on the sale of our merchandise or the merchandise of third parties that we offer for sale on our Websites, our business could be harmed.

        We do not currently collect sales or other similar taxes for physical shipments of goods into states other than Utah. One or more local, state or foreign jurisdictions may seek to impose sales tax collection obligations on us and other out-of-state companies that engage in online commerce. Our business could be adversely affected if one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of our merchandise.

        Existing or future government regulation could harm our business.

        We are subject to the same federal, state and local laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards conducting business on the Internet. However, due to the increasing popularity and use of the Internet, many laws and regulations relating to the Internet are being debated at the state and federal levels. These laws and regulations could cover issues such as user privacy, freedom of expression, pricing, fraud, quality of products and services, taxation, advertising, intellectual property rights and information security. Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy could also harm our business. For example, United States and foreign laws regulate our ability to use customer information and to develop, buy and sell mailing lists. The vast majority of these laws were adopted prior to the advent of the Internet, and do not contemplate or address the unique issues raised thereby. Those laws that do reference the Internet, such as the Digital Millennium Copyright Act and the CAN-SPAM Act of 2003, are only beginning to be interpreted by the courts and their applicability and reach are therefore uncertain. These current and future laws and regulations could harm our business, results of operation and financial condition.

        We may be materially affected by regulatory requirements

        We are subject to various other regulatory requirements, including the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act requires that we evaluate and determine the effectiveness of our internal control over financial reporting. If we or our independent registered public accounting firm determine that we have a material weakness in our internal control over financial reporting, we could incur additional costs and suffer adverse publicity and other consequences of any such determination. We have dedicated a significant amount of time and resources to ensuring compliance, but we cannot provide any assurance that we or our independent registered public accounting firm will be able to complete the necessary work in a timely manner. We have no indication, however, that either we or they will be unable to do so.

        Laws or regulations relating to privacy and data protection may adversely affect the growth of our Internet business or our marketing efforts.

        We are subject to increasing regulation at the federal, state and international levels relating to privacy and the use of personal user information. For example, we are subject to various telemarketing laws that regulate the manner in which we may solicit future suppliers and customers. Such regulations, along with increased governmental or private enforcement, may increase the cost of growing our business. In addition, several states have proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has adopted regulations regarding the collection and use of personal identifying information obtained from children under 13. Bills proposed in Congress would extend online privacy protections to adults. Moreover, proposed legislation in this country and existing laws in foreign countries require companies to establish procedures to notify users of privacy and security policies, obtain consent from users for collection and use of personal information, and/or provide users with the ability to access, correct and delete personal information stored by us. We could become a party to a similar enforcement proceeding. These data protection regulations and enforcement efforts may restrict our ability to collect demographic and personal information from users, which could be costly or harm our marketing efforts.

Risks Relating to the Securities Markets and Ownership of Our Common Stock

        Our stock price may be volatile and you may lose all or a part of your investment.

        Our common stock has been publicly traded only since May 30, 2002. The market price of our common stock has been subject to significant fluctuations since the date of our initial public offering. These fluctuations could continue. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. If this occurs, our stock price may decline. Among the factors that could affect our stock price are as follows:

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  changes in securities analysts' recommendations or estimates of our financial performance or publication of research reports by analysts;

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  changes in market valuations of similar companies;

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  announcements by us or our competitors of significant contracts, acquisitions, commercial relationships, joint ventures or capital commitments;

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  general market conditions;

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  actual or anticipated fluctuations in our operating results;

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  intellectual property or litigation developments;

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  changes in our management team;

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  economic factors unrelated to our performance; and

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  our issuance of additional shares of stock in this offering or otherwise.

        In addition, the stock markets have experienced significant price and trading volume fluctuations. These broad market fluctuations may adversely affect the trading price of our common stock. In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been instituted against that company. Such litigation could result in substantial cost and a diversion of management's attention and resources.

        Our quarterly operating results are volatile and may adversely affect our stock price.

        Our future revenues and operating results are likely to vary significantly from quarter to quarter due to a number of factors, many of which are outside our control, and any of which could harm our business. As a result, we believe that quarterly comparisons of our operating results are not necessarily meaningful and that you should not rely on the results of one quarter as an indication of our future performance. In addition to the other risk factors described in this report, additional factors that have caused and/or could cause our quarterly operating results to fluctuate and in turn affect our stock price include:

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  increases in the cost of advertising;

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  our inability to retain existing customers or encourage repeat purchases;

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  the extent to which our existing and future marketing agreements are successful;

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  price competition that results in lower profit margins or losses;

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  the amount and timing of operating costs and capital expenditures relating to the expansion of our business operations and infrastructure;

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  the amount and timing of our purchases of inventory;

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  our inability to manage distribution operations or provide adequate levels of customer service;

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  our ability to successfully integrate operations and technologies from acquisitions or other business combinations;

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  entering into new lines of products;

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  our ability to attract users to our new auctions site; and

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  our inability to replace the loss of significant customers.

        Our operating results may fluctuate depending on the season, and such fluctuations may affect our stock price.

        We have experienced and expect to continue to experience fluctuations in our operating results because of seasonal fluctuations in traditional retail patterns. Sales in the retail and wholesale industry tend to be significantly higher in the fourth calendar quarter of each year than in the preceding three quarters due primarily to increased shopping activity during the holiday season. However, there can be no assurance that our sales in the fourth quarter will exceed those of the preceding quarters or, if the fourth quarter sales do exceed those of the preceding quarters, that we will be able to manage the increased sales effectively. Further, we generally increase our inventories substantially in anticipation of holiday season shopping activity, which has a negative effect on our cash flow. Securities analysts and investors may inaccurately estimate the effects of seasonality on our results of operations in one or more future quarters and, consequently, our operating results may fall below expectations, causing our stock price to decline.

        We do not intend to pay dividends on our non-redeemable common stock, and you may lose the entire amount of your investment.

        We have never declared or paid any cash dividends on our non-redeemable common stock and do not intend to pay dividends on our non-redeemable common stock for the foreseeable future. We intend to invest our future earnings, if any, to fund our growth. Therefore, you will not receive any funds without selling your shares. We cannot assure that you will receive a positive return on your investment when you sell your shares or that you will not lose the entire amount of your investment.

        Our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and the Delaware General Corporation Law contain anti-takeover provisions which could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

        Several provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of our company even if that change in control would be beneficial to our stockholders. For example, only one-third of our board of directors will be elected at each of our annual meetings of stockholders, which will make it more difficult for a potential acquirer to change the management of our company, even after acquiring a majority of the shares of our common stock. These provisions, which cannot be amended without the approval of two-thirds of our stockholders, could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of our common stock. In addition, our board of directors, without further stockholder approval, may issue preferred stock, with such terms as the board of directors may determine, that could have the effect of delaying or preventing a change in control of our company. The issuance of preferred stock could also adversely affect the voting powers of the holders of common stock, including the loss of voting control to others. We are also afforded the protections of Section 203 of the Delaware General Corporation Law, which could delay or prevent a change in control of our company or could impede a merger, consolidation, takeover or other business combination involving our company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

Risks Relating to the Notes

        We significantly increased our leverage as a result of the sale of the notes.

        In connection with the sale of the notes, we incurred $120,000,000 of indebtedness. As a result of this indebtedness, our principal and interest payment obligations increased substantially. The degree to which we will be leveraged could materially and adversely affect our ability to obtain additional financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will be dependent upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

        There are no restrictive covenants in the indenture governing the notes relating to our ability to incur future indebtedness or complete other financial transactions.

        The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We therefore may incur additional debt, including secured indebtedness senior to the notes, or indebtedness at the subsidiary level to which the notes would be structurally subordinated. A higher level of indebtedness increases the risk that we may default on our debt obligations.

        We may be unable to generate sufficient cash flow to satisfy our debt service obligations.

        Our ability to generate cash flow from operations to make interest payments on the notes will depend on our future performance, which will be affected by a range of economic, competitive and business factors. We cannot control many of these factors, including general economic conditions and the health of the internet retail industry. If our operations do not generate sufficient cash flow from operations to satisfy our debt service obligations, we may need to borrow additional funds to make these payments or undertake alternative financing plans, such as refinancing or restructuring our debt, or reducing or delaying capital investments and acquisitions. Additional funds or alternative financing may not be available to us on favorable terms, or at all. Our inability to generate sufficient cash flow from operations or obtain additional funds or alternative financing on acceptable terms could have a material adverse effect on our business, financial condition and results of operations.

        We may be unable to repay or repurchase the notes.

        At maturity, the entire outstanding principal amount of the notes will become due and payable by us. In addition, if a "fundamental change", as defined in the indenture, occurs, each holder of the notes may require that we repurchase all or a portion of that holder's notes. We cannot assure you that we will have sufficient funds or will be able to arrange for additional financing to pay the principal amount or repurchase price due. In addition, future borrowing arrangements or agreements to which we become a party may contain restrictions on, or prohibitions against, our repayment or repurchase of the notes. In the event that the maturity date or "fundamental change" occurs at a time when we are prohibited from repaying or repurchasing the notes, we could attempt to obtain the consent of the lenders under those arrangements to purchase the notes or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance these borrowings, we will be unable to repay or repurchase the notes.

        There is no public market for the notes, and an active trading market for the notes may not develop.

        There is no established public trading market for the notes, and there can be no assurance as to:

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  the liquidity of any such market that may develop;

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  the ability of the holders of the notes to sell their notes; or

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  the price at which the holders of the notes would be able to sell their notes.

        If such a market were to exist, the notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including:

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  prevailing interest rates;

  •
  the market price of our common stock;

  •
  the market for similar notes; and

  •
  our financial performance.

        If an active market for the notes fails to develop or be sustained, the trading price of the notes could be materially and adversely affected.

        The notes are effectively subordinated to all of our secured indebtedness and all indebtedness of our subsidiaries.

        The notes are our unsecured senior obligations and are not guaranteed by any of our subsidiaries. Accordingly, the notes are effectively subordinated to all of our current and future secured indebtedness to the extent of the assets securing the indebtedness. Our right to receive any distribution of assets of any subsidiary upon that subsidiary's liquidation, reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent we are also recognized as a creditor of that subsidiary. As a result, the notes are effectively subordinated to the claims of such creditors.

        The adjustment to the conversion price upon the occurrence of certain types of fundamental changes may not adequately compensate you for the lost option time value of your notes as a result of such fundamental change and may not be enforceable.

        If certain types of fundamental changes occur on or prior to maturity of the notes, we will adjust the conversion price of the notes to increase the number of shares issuable upon conversion. The number of additional shares to be issued will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our common stock in the fundamental change as described under "Description of Notes—Conversion Rights—Adjustment to Conversion Price Upon Certain Fundamental Changes." While this adjustment is designed to compensate you for the lost option time value of your notes as a result of certain types of fundamental changes, the adjustment is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if the price paid per share of our common stock in the fundamental change is less than $57.53 or more than $180.00 (subject to adjustment), there will be no such adjustment. Furthermore, our obligation to make the adjustment could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

        Conversion of the notes will dilute the ownership interest of existing stockholders.

        The conversion of some or all of the notes will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

        There is limited protection in the event of a fundamental change.

        The requirement that we offer to repurchase the notes upon a change of control is limited to the transactions specified in clauses (1), (2), (3) and (4) of the definition of a "Fundamental Change" under "Description of Notes—Repurchase at Option of Holders Upon a Fundamental Change." Accordingly, we could enter into certain transactions, such as acquisitions, refinancings or recapitalizations, that could affect our capital structure and the value of our common stock but would not constitute a change of control. In addition, should a "Fundamental Change" occur, no assurance can be given that we will have sufficient funds available to purchase notes which are tendered for repurchase. A failure by us to repurchase tendered notes will constitute an event of default under the indenture.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the notes or the shares of common stock offered by this prospectus. See "Selling Securityholders."

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges for each of the periods indicated is as follows (dollars in thousands):

	Year ended December 31,					Nine Months Ended September 30,
	1999	2000	2001	2002	2003	2003	2004
						(unaudited)
Ratio of earnings to fixed charges	NA	NA	NA	NA	NA	NA	NA
Deficiency of earnings to fixed charges	$8,357	$21,312	$13,806	$4,560	$11,887	$8,742	$7,483

        For the purpose of this computation, earnings consist of our net loss plus fixed charges. Fixed charges include interest on indebtedness, amortization of borrowing expenses and the portion of rental expense under operating leases deemed by us to be representative of the interest factor. The ratio of earnings to fixed charges was less than 1.00x for all periods presented. Thus, earnings available for fixed charges were inadequate to cover fixed charges for such periods.

        As of the date of this prospectus, we had no preferred stock outstanding.

DESCRIPTION OF NOTES

        We issued our 3.75% Convertible Senior Notes due 2011 under an indenture, dated as of November 23, 2004, between us and Wells Fargo Bank, N.A. as trustee. The terms of the notes include those provided in the indenture and the notes. We have also entered into a registration rights agreement with the initial purchasers. The following description is only a summary of the material provisions of the notes, the indenture and the registration rights agreement. We urge you to read these documents in their entirety because they, and not this description, will define your rights as holders of these notes. Copies of these documents have been incorporated as exhibits into the registration statement of which this prospectus forms a part by reference to our current report on Form 8-K that was filed on November 24, 2004.

        When we refer to "Overstock.com,"the "Company," "we," "our" or "us" in this section, we refer only to Overstock.com, Inc., a Delaware corporation, and not its subsidiaries.

General

        The notes are:

  •
  initially limited to $120 million in principal amount;

  •
  bear interest at a rate of 3.75% per year, payable semi-annually in arrears on June 1 and December 1 of each year commencing June 1, 2005;

  •
  our general, unsecured obligations and rank equally in right of payment with all of our existing and future unsubordinated, unsecured indebtedness and senior in right of payment to any subordinated indebtedness, but are effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the related security, and structurally subordinated to all existing and future liabilities and other indebtedness of our subsidiaries. As of December 31, 2004, we had approximately $1.3 million in secured indebtedness;

  •
  convertible into our common stock at an initial conversion price of $76.23 per share, subject to adjustment as described below under "—Conversion Rights," including an adjustment to increase the number of shares issuable if you convert your notes under certain circumstances in connection with certain fundamental changes;

  •
  subject to repurchase by us in cash at your option if a fundamental change occurs, at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to, but not including, the repurchase date;

  •
  subject to redemption for cash by us at any time on or after December 1, 2009, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes; and

  •
  due on December 1, 2011, unless earlier converted, redeemed by us at our option, or repurchased by us at your option.

        The indenture does not contain any financial covenants and does not restrict us or our subsidiaries from paying dividends, incurring additional debt or issuing or repurchasing our other securities. In addition, the indenture will not protect you in the event of a highly leveraged transaction or a fundamental change of Overstock.com except to the extent described below under "—Conversion Rights" and "—Repurchase at Option of Holders Upon a Fundamental Change."

        No sinking fund is provided for the notes. The notes are not subject to defeasance. The notes will be issued only in registered form in denominations of $1,000 and integral multiples of $1,000 above that amount. Except as otherwise provided in this prospectus, the notes will be evidenced by one or more global notes deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co., as DTC's nominee. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

        You may present definitive notes for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York City. For information regarding conversion, registration of transfer and exchange of global notes, see "—Form, Denomination and Registration."

Additional Notes

        We may, without the consent of the holders of the notes, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the notes offered hereby. The notes offered by this prospectus and any additional notes would rank equally and ratable and would be treated as a single class for all purposes under the indenture. No additional notes may be issued if any event of default has occurred with respect to the notes.

Interest

        The notes bear interest from November 23, 2004 at the rate of 3.75% per year. We will pay interest semiannually on June 1 and December 1 of each year, beginning June 1, 2005, to the holders of record at the close of business on the preceding May 15 and November 15, respectively. There are two exceptions to the preceding sentence:

  •
  in general, we will not pay accrued and unpaid interest on any note that is converted into our common stock; and

  •
  we will pay interest to a person other than the holder of record on the relevant record date if we redeem, or holders elect to require us to repurchase, the notes on a date that is after the record date and on or prior to the corresponding interest payment date. In this instance, we will pay accrued and unpaid interest on the notes being redeemed or repurchased to, but excluding, the redemption or repurchase date, as the case may be, to the same person to whom we will pay the principal of those notes.

        We will pay the principal of, interest on, and any additional amounts due in respect of the global notes to DTC in immediately available funds.

        In the event definitive notes are issued, we will pay interest and any additional amount due on:

  •
  definitive notes having an aggregate principal amount of $2,000,000 or less by check mailed to the holders of those notes; and

  •
  definitive notes having an aggregate principal amount of more than $2,000,000 by wire transfer in immediately available funds if requested in writing by the holders of those notes.

At maturity, we will pay the principal of and interest on the definitive notes at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

        Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day. The term "business day" means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Conversion Rights

  General

        You may convert any outstanding notes (or portions of outstanding notes) into our common stock, initially at the conversion price of $76.23 per share, equal to a conversion rate of approximately 13.1182 shares per $1,000 principal amount of notes. The conversion price will be subject, however, to adjustment as described below under "—Conversion Price Adjustments." We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash to you in an amount equal to the market value of that fractional share based upon the closing sale price of our common stock on the trading day immediately preceding the conversion date. You may convert your notes only in denominations of $1,000 and integral multiples of $1,000.

        You may exercise conversion rights at any time prior to the close of business on the business day prior to the final maturity date of the notes. However, if you are a holder of notes that have been called for redemption, you must exercise your conversion rights prior to the close of business on the second business day preceding the redemption date, unless we default in payment of the redemption price. In addition, if you have exercised your right to require us to repurchase your notes because a fundamental change has occurred, you may convert your notes into our common stock only if you withdraw your notice and convert your notes prior to the close of business on the business day immediately preceding the fundamental change repurchase date.

  Conversion Procedures

        Except as provided below, if you convert your notes into our common stock on any day other than an interest payment date, you will not receive any interest that has accrued on these notes since the prior interest payment date. By delivering to the holder the number of shares issuable upon conversion of their notes, together with a cash payment, if any, in lieu of fractional shares, we will satisfy all of our obligations with respect to the converted notes. Accordingly, accrued but unpaid interest will be deemed to be paid in full rather than canceled, extinguished or forfeited.

        Holders of notes at the close of business on a record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable record date. However, notes surrendered for conversion by a holder during the period from the close of business on the record date to the opening of business on the corresponding interest payment date must be accompanied by payment of an amount equal to the interest that has accrued and will be paid on the notes being converted. The preceding sentence does not apply, however, to a holder that converts notes after a record date but prior to the corresponding interest payment date that we have called for redemption with a redemption date that is on or prior to the third business day after such interest payment date. If we call your notes for redemption on a date that is after a record date but on or prior to the third business day after the corresponding interest payment date, and prior to the interest payment date you choose to convert your notes, you will receive on the date that has been fixed for redemption the amount of interest you would have received if you had not converted your notes, unless interest has otherwise been paid on your notes on the interest payment date.

        You will not be required to pay any transfer taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any transfer tax or duties which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than yours. Certificates representing shares of common stock will be issued or delivered only after all applicable transfer taxes and duties, if any, payable by you have been paid.

        To convert interests in a global note, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program.

        To convert a definitive note, you will be required to:

  •
  complete the conversion notice on the back of the note (or a facsimile of it);

  •
  deliver the completed conversion notice and the notes to be converted to the specified office of the conversion agent;

  •
  pay all funds required, if any, relating to interest on the notes to be converted to which you are not entitled, as described in the third preceding paragraph; and

  •
  pay all transfer taxes or duties, if any, as described in the second preceding paragraph.

        The conversion date will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. We will deliver, or cause to be delivered, to you a certificate for the number of shares of common stock into which the notes are converted (and cash in lieu of any fractional shares) as soon as practicable on or after the conversion date.

  Conversion Price Adjustments

        We will adjust the initial conversion price for certain events, including:

  (1)
  issuances of our common stock as a dividend or distribution on our common stock;

  (2)
  certain subdivisions, combinations or reclassifications of our common stock;

  (3)
  issuances to all or substantially all holders of our common stock of certain rights or warrants to purchase, for a period of up to 45 days, our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the then-current market price of our common stock, provided that the conversion price will be readjusted to the extent that any of the rights or warrants are not exercised prior to their expiration;

  (4)
  distributions to all or substantially all holders of our common stock of shares of our capital stock (other than our common stock), evidences of our indebtedness or assets (including securities), but excluding:

  •
  the rights and warrants referred to in paragraph (3) above;

  •
  any dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration as described below;

  •
  any dividends or distributions paid exclusively in cash referred to in paragraph (5) below; or

  •
  common stock distributions referred to in paragraph (1) above;

  (5)
  dividends or other distributions consisting exclusively of cash to all or substantially all holders of our common stock (other than dividends or distributions made in connection with our liquidation, dissolution or winding-up); and

  (6)
  purchases of our common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

        We will not make any adjustment if holders may participate in the transaction or in certain other cases. In cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities, applicable to one share of common stock, distributed to stockholders:

  •
  equals or exceeds the average closing price of the common stock over the ten consecutive trading day period ending on the record date for such distribution, or

  •
  such average closing price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00 per share,

rather than being entitled to an adjustment in the conversion price, the holder of a note will be entitled to receive upon conversion, in addition to the shares of common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted such notes immediately prior to the record date for determining the stockholders entitled to receive the distribution.

        We will not make any adjustment in the conversion price unless such adjustment would require a change of at least 1% in the conversion price in effect at such time. Any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment, and will otherwise be made (a) annually on the anniversary of the first date of issue of the notes, and otherwise (b)(1) five business days prior to the maturity of the notes (whether at stated maturity or otherwise) or (2) prior to the redemption date or repurchase date unless such adjustment has already been made prior to the adjustment contemplated by this clause (b)(1) or (2). We will not make any adjustment if holders of notes are permitted to participate in the transactions described above.

        Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

        In the event that we distribute shares of capital stock of a subsidiary of ours pursuant to paragraph (4) above, the conversion price will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution.

        If we:

  •
  reclassify or change our common stock (other than changes resulting from a subdivision or combination); or

  •
  consolidate or combine with or merge into any person or sell or convey to another person all or substantially all of our property and assets,

and the holders of our common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, each outstanding note would, without the consent of any holders of notes, become convertible only into the consideration the holders of notes would have received if they had converted their notes immediately prior to such reclassification, change, consolidation, combination, merger, sale or conveyance, except in the limited case of a public acquirer change of control where we elect to have the notes convertible into public acquirer common stock. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

        If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion price (including an adjustment at our option), you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See "Certain United States Federal Income Tax Considerations."

        We may from time to time, to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days. In that case, we will give at least 15 days notice of such decrease. We may make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

        The foregoing notwithstanding, we may not reduce the conversion price pursuant to the provisions described above to below $57.53, subject to the adjustments described above. Furthermore, we may not reduce the conversion price, without seeking and obtaining the consent of the holders of our common stock, if such consent is required pursuant to the rules of The Nasdaq Stock Market or any exchange or market on which our common stock is then listed or traded. If we adjust the conversion price pursuant to the above provisions, we will issue a press release through Dow Jones & Company, Inc. containing the relevant information and make this information available on our web site or through another public medium as we may use at that time.

  Adjustment to Conversion Price Upon Certain Fundamental Changes

        If and only to the extent you elect to convert your notes in connection with a transaction described under clause (1) or (3) under the definition of a fundamental change as described below under "—Repurchase at Option of Holders upon a Fundamental Change" (or in connection with a transaction that would have been a fundamental change under such clause (1) or (3) but for the existence of the 110% trading price exception), within 30 days of receiving notice of such fundamental change, pursuant to which 10% or more of the consideration for our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) in such fundamental change transaction consists of cash or securities (or other property) that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or The Nasdaq National Market, which we refer to as a "non-stock fundamental change," we will increase the number of shares issuable upon conversion to reflect the change in the effective conversion price. The number of additional shares issuable upon conversion (the "additional shares") will be determined by reference to the table below, based on the date on which the non-stock fundamental change becomes effective (the "effective date") and the price (the "stock price") paid per share for our common stock in such non-stock change of control. If holders of our common stock receive only cash in such transaction, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock on the five trading days prior to but not including the effective date of such fundamental change transaction.

        The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion price of the notes is adjusted, as described above under "—Conversion Price Adjustments." The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the denominator of which is the conversion price immediately prior to the adjustment giving rise to the stock price adjustment and the numerator of which is the conversion price as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under "—Conversion Price Adjustments."

        The following table sets forth the number of additional shares issuable per $1,000 principal amount of notes:

Stock Price	$57.53	$60.00	$65.00	$70.00	$75.00	$80.00	$90.00	$100.00	$110.00	$120.00	$140.00	$160.00	$180.00
November 23, 2004	4.26	3.96	3.44	3.01	2.67	2.38	1.93	1.60	1.35	1.16	0.88	0.70	0.56
December 1, 2005	3.99	3.68	3.16	2.73	2.39	2.11	1.68	1.37	1.15	0.98	0.74	0.58	0.47
December 1, 2006	3.73	3.41	2.87	2.44	2.10	1.82	1.41	1.13	0.93	0.78	0.58	0.45	0.36
December 1, 2007	3.44	3.10	2.53	2.09	1.74	1.47	1.08	0.83	0.66	0.55	0.40	0.31	0.25
December 1, 2008	3.12	2.73	2.09	1.61	1.26	0.99	0.65	0.45	0.34	0.27	0.20	0.16	0.13
December 1, 2009	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

        The exact stock price and effective dates may not be set forth on the table; in which case, if the stock price is:

  •
  between two stock price amounts on the table or the effective date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 360-day year;

  •
  in excess of $180.00 per share (subject to adjustment), no additional shares will be issued upon conversion;

  •
  less than $57.53 per share (subject to adjustment), no additional shares will be issued upon conversion.

        Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 17.3822 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under "—Conversion Price Adjustments."

Conversion After a Public Acquirer Fundamental Change

        Notwithstanding the foregoing, in the case of a non-stock fundamental change constituting a public acquirer fundamental change (as defined below), we may, in lieu of issuing additional shares upon conversion as described in "—Adjustment to Conversion Price Upon Certain Fundamental Changes" above, elect to adjust the conversion price and the related conversion obligation such that from and after the effective date of such public acquirer fundamental change, holders of the notes will be entitled to convert their notes (subject to the satisfaction of certain conditions) into a number of shares of public acquirer common stock (as defined below) by multiplying the conversion price in effect immediately before the public acquirer fundamental change by a fraction:

  •
  the numerator of which will be the average of the last reported sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer fundamental change, and

  •
  the denominator of which will be (i) in the case of a share exchange, consolidation, merger or binding share exchange, pursuant to which our common stock is converted into cash, securities or other property, the average value of all cash and any other consideration (as determined by our board of directors) paid or payable per share of common stock or (ii) in the case of any other public acquirer fundamental change, the average of the last reported sale prices of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer fundamental change.

        A "public acquirer fundamental change" means a non-stock fundamental change in which the acquirer has a class of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such fundamental change (the "public acquirer common stock"). If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have "public acquirer common stock" if a corporation that directly or indirectly owns at least a majority of the acquirer has a class of common stock satisfying the foregoing requirement; in such case, all references to public acquirer common stock shall refer to such class of common stock. Majority owned for these purposes means having "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity's capital stock that are entitled to vote generally in the election of directors.

        Upon a public acquirer fundamental change, if we so elect, holders may convert their notes (subject to the satisfaction of the conditions to conversion described under "—Conversion Procedures" above) at the adjusted conversion price described in the second preceding paragraph but will not be entitled to receive additional shares upon conversion as described under "—Adjustment to Conversion Price Upon Certain Fundamental Changes." We are required to notify holders of our election in our notice to holders of such transaction. In addition, upon a public acquirer fundamental change, in lieu of converting notes, the holder can, subject to certain conditions, require us to repurchase all or a portion of its notes as described below.

Redemption

        At any time on or after December 1, 2009, we may redeem the notes in whole or in part for cash at a redemption price equal to 100% of the principal amount of the notes.

        In addition, we will pay interest on the notes being redeemed, including those notes which are converted into our common stock, after the date the notice of the redemption is mailed and prior to the third business day after the optional redemption date in accordance with the provisions of the indenture. This interest will include interest accrued and unpaid to, but excluding, the optional redemption date. In this instance, we will pay accrued and unpaid interest on the notes being redeemed to, but excluding, the optional redemption date to the same person to whom we will pay the principal of these notes.

        If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If any notes are to be redeemed in part only, we will issue a new note or notes in principal amount equal to the unredeemed principal portion thereof. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be taken from the portion selected for redemption.

        Additionally, we will not be required to:

  •
  issue, register the transfer of, or exchange any note during the period of 15 days before the redemption date, or

  •
  register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

Repurchase at Option of Holders Upon a Fundamental Change

  Repurchase Upon a Fundamental Change

        If a fundamental change occurs at any time prior to the maturity of the notes, you will have the right (subject to certain exceptions set forth below) to require us to repurchase for cash all or part of your notes for which you have properly delivered and not withdrawn a written repurchase notice. Notes submitted for repurchase must be in principal amount of $1,000 or integral multiples of $1,000. The repurchase price will be equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date.

        A "fundamental change" will be deemed to have occurred at such time after the original issuance of the notes when any of the following has occurred:

  (1)
  the acquisition by any person (as defined below), directly or indirectly, through a purchase, merger or other acquisition transaction, or series of purchases, mergers or other acquisition transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

  (2)
  the first day on which a majority of the members of our board of directors does not consist of continuing directors; or

  (3)
  the consolidation or merger of us with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

  (a)
  any transaction:

  •
  that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

  •
  pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such transaction; or

  (b)
  any merger primarily for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

  (4)
  the termination of trading of our common stock, which shall be deemed to have occurred if our common stock or other common stock into which the notes are convertible is neither listed for trading on a United States national securities exchange nor approved for listing on The Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices or traded in over-the-counter securities markets, and no American Depositary Shares or similar instruments for such common stock are so listed or approved for listing in the United States.

        However, a fundamental change will be deemed not to have occurred if:

  •
  the closing sale price per share of our common stock for any five trading days within:

  •
  the period of 10 consecutive trading days ending immediately after the later of the fundamental change or the public announcement of the fundamental change, in the case of a fundamental change under clauses (1) or (2) above; or

  •
  the period of 10 consecutive trading days ending immediately before the fundamental change, in the case of a fundamental change under clause (3) or (4) above,

equals or exceeds 110% of the conversion price of the notes in effect on each such trading day (the "110% trading price exception"); or

  •
  more than 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) which otherwise would constitute a fundamental change under clause (1), (2) or (3) above consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded or to be traded immediately following such transaction on a national securities exchange or quoted on The Nasdaq National Market and, as a result of the transaction or transactions, the notes become convertible solely into such common stock, depositary receipts or other certificates representing common equity interests (and any rights attached thereto).

        Beneficial ownership shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act of 1934, as amended (except that a person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition). The term "person" includes any syndicate or group which would be deemed to be a "person" under Section 13(d)(3) under the Exchange Act.

        "Continuing directors" means, as of any date of determination, any member of the board of directors of Overstock.com who:

  •
  was a member of the board of directors on the date of the indenture; or

  •
  was nominated for election, appointed or elected to the board of directors with the approval of a majority of the continuing directors who were members of the board at the time of new director's nomination, appointment or election, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as a nominee for director.

        The definition of "fundamental change" includes a phrase relating to the conveyance, transfer, sale, transfer, lease or disposition of "all or substantially all" of our properties and assets. There is no precise, established definition of the phrase "substantially all" under applicable law. In interpreting this phrase, courts, among other things, make a subjective determination as to the portion of assets conveyed, considering many factors, including the value of assets conveyed, the proportion of an entity's income derived from the assets conveyed and the significance of those assets to the ongoing business of the entity. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not a fundamental change may have occurred and, accordingly, as to whether or not the holders of notes will have the right to require us to repurchase their notes.

  Repurchase Right Procedures

        Within 30 days after the occurrence of a fundamental change, we will be required to give notice to all holders of the occurrence of the fundamental change and of their resulting repurchase right. The repurchase date will be between 30 and 60 days after the date we give that notice. The notice will be delivered to the holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to repurchase their notes as described below.

        If holders have the right to cause us to repurchase their notes as described above, we will issue a press release through Dow Jones & Company, Inc. containing the relevant information and make this information available on our web site or through another public medium as we may use at that time.

        To elect to require us to repurchase notes, each holder must deliver the repurchase notice so that it is received by the paying agent no later than the close of business on the second business day immediately prior to the repurchase date, unless we specify a later date. Your repurchase notice must state certain information, including:

  •
  the certificate numbers of your notes, if certificated, to be delivered for repurchase, or if not certificated, your notice must comply with the procedures of DTC;

  •
  the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple of $1,000; and

  •
  that the notes are to be repurchased by us pursuant to the applicable provision of the indenture.

        You may withdraw any repurchase notice, in whole or part, by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal must state certain information, including:

  •
  the principal amount of notes being withdrawn;

  •
  the certificate numbers of the notes, if certificated, being withdrawn, or if not certificated, your notice must comply with appropriate procedures of the depositary; and

  •
  the principal amount, if any, of the notes that remain subject to the repurchase notice.

        The Exchange Act requires the dissemination of certain information to security holders and that an issuer follow certain procedures if an issuer tender offer occurs, which requirements may apply if the repurchase right summarized above becomes available to holders of the notes. In connection with any offer to require us to repurchase notes as summarized above we will, to the extent applicable:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable;

  •
  file a Schedule TO or any other required schedule or form under the Exchange Act; and

  •
  comply with all other federal and state securities laws in connection with any offer by us to repurchase the notes.

        Our obligation to pay the repurchase price for notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the notes to be paid promptly following the later of the repurchase date or the time of delivery of the notes, together with such endorsements.

        If the paying agent holds money sufficient to pay the repurchase price of the notes for which a repurchase notice has been given on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the notes will cease to be outstanding and interest on the notes will cease to accrue, whether or not the notes are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the notes.

        We may, to the extent permitted by applicable law and the agreements governing any of our other indebtedness at the time outstanding, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any notes so purchased by us shall be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any note surrendered to the trustee for cancellation may not be reissued or resold and will be canceled promptly.

  Limitations on Repurchase Rights

        The repurchase rights described above may not necessarily protect holders of the notes if a highly leveraged or another transaction involving us occurs that may adversely affect holders.

        Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. The occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of our future indebtedness. Further, we cannot assure you that, in that event, we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a fundamental change would result in an event of default under the indenture. Any such default may, in turn, cause a default under our other indebtedness that may be outstanding at that time. In addition, our ability to repurchase notes may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and other provisions in agreements that may govern our other indebtedness outstanding at the time.

        The fundamental change repurchase provision of the notes may, in certain circumstances, make more difficult or discourage a takeover of our company. The fundamental change repurchase feature, however, is not the result of our knowledge of any specific effort by others to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer solicitation or otherwise or by management to adopt a series of antitakeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in convertible securities similar to the notes.

Consolidation, Merger, Etc.

        We may, without the consent of the holders of any of the notes, consolidate with or merge into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of our properties and assets to another person as long as, among other things:

  •
  the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

  •
  that person assumes all of our obligations under the indenture and the notes; and

  •
  at the time of such transaction, no event of default and no event which, after notice or lapse of time, would become an event of default under the indenture, shall have occurred and be continuing.

        The occurrence of certain of the foregoing transactions could also constitute a fundamental change under the indenture.

        The covenant described above includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our properties and assets. There is no precise, established definition of the phrase "substantially all" under applicable law. In interpreting this phrase, courts, among other things, make a subjective determination as to the portion of assets conveyed, considering many factors, including the value of assets conveyed, the proportion of an entity's income derived from the assets conveyed and the significance of those assets to the ongoing business of the entity. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not the restrictions on the conveyance, transfer, sale, lease or disposition of our assets described above apply to a particular transaction.

Events of Default

        Each of the following will constitute an event of default under the indenture:

  (1)
  our failure to pay when due the principal of any of the notes at maturity, upon redemption or exercise of a repurchase right or otherwise;

  (2)
  our failure to pay an installment of interest (including additional amounts, if any) on any of the notes for 30 days after the date when due;

  (3)
  our failure to deliver common stock (together with cash instead of fractional shares) when required to be delivered upon conversion of a note, and such failure continues for 10 days after written notice of such failure, requiring us to remedy the same, has been given to us by the trustee or to us and the trustee by the holder of such note;

  (4)
  our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

  (5)
  a default under any indebtedness for money borrowed by us or any of our subsidiaries that is a "significant subsidiary" (as defined in Rule 405 of the Securities Act) the aggregate outstanding principal amount of which is in an amount in excess of $10 million, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the notes then outstanding, which default:

  •
  is caused by a failure to pay principal or interest when due on such indebtedness by the end of the applicable grace period, if any, unless such indebtedness is discharged; or

  •
  results in the acceleration of such indebtedness, unless such acceleration is waived, cured, rescinded or annulled or such indebtedness is discharged; and

  (6)
  certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a significant subsidiary.

        The indenture provides that the trustee will, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or interest on, any of the notes when due or in the payment of any redemption or repurchase obligation.

        If an event of default specified in clause (6) above occurs and is continuing with respect to us, then automatically the principal of all the notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (6) above with respect to us (the default not having been cured or waived as provided under "—Modifications and Amendments" below), the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding if all events of default (other than the nonpayment of amounts due solely as a result of such acceleration) have been cured or waived.

        The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

        We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Modifications and Amendments

  Changes Requiring Approval of Each Affected Holder

        Except as set forth below and under "—Changes Requiring No Approval," we and the trustee may amend or supplement the indenture or the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. However, the indenture, including the terms and conditions of the notes, will not be able to be modified or amended without the written consent or the affirmative vote of the holder of each note affected by such change to:

  •
  change the maturity of the principal of, or the date any installment of interest (including any payment of additional amounts) is due, on any note;

  •
  reduce the principal amount, repurchase price or redemption price of, or interest (including any payment of additional amounts) on, any note;

  •
  change the currency of payment of such note or interest thereon;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any note;

  •
  modify our obligations to maintain an office or agency in New York City;

  •
  except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase rights of holders or the conversion rights of holders of the notes;

  •
  modify the redemption provisions of the indenture in a manner adverse to the holders of notes; or

  •
  reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default.

  Changes Requiring No Approval

        The indenture, including the terms and conditions of the notes, may be modified or amended by us and the trustee, without the consent of any holders of notes, for the purposes of, among other things:

  •
  adding to our covenants for the benefit of the holders of notes;

  •
  surrendering any right or power conferred upon us;

  •
  providing for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

  •
  providing for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease;

  •
  reducing the conversion price, provided that the reduction will not adversely affect the interests of the holders of notes;

  •
  complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

  •
  making any changes or modifications necessary in connection with the registration of the notes under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of notes in any material respect;

  •
  curing any ambiguity or correcting or supplementing any defective provision contained in the indenture, provided that such modification or amendment does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of notes in any material respect; or

  •
  adding or modifying any other provisions with respect to matters or questions arising under the indenture that we or the trustee may deem necessary or desirable and that will not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of notes.

Governing Law

        The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee and the Transfer Agent

        Wells Fargo Bank, N.A., as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. EquiServe Trust Company, N.A. is the transfer agent and registrar for our common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Registration Rights

        We entered into a registration rights agreement with the initial purchasers for the benefit of the holders of the notes. Pursuant to the agreement, we will, at our expense:

  •
  file with the SEC not later than the date 90 days after the earliest date of original issuance of any of the notes the shelf registration statement of which this prospectus forms a part;

  •
  use our commercially reasonable efforts to cause such shelf registration statement to become effective as promptly as is practicable, but in no event later than 180 days after the earliest date of original issuance of any of the notes; and

  •
  use our commercially reasonable efforts to keep the shelf registration statement effective until the earliest of:

  (1)
  two years after the last date of original issuance of any of the notes;

  (2)
  the date when the holders of the transfer restricted securities (as defined in the registration rights agreement) are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act;

  (3)
  the date when all of the transfer restricted securities have ceased to be outstanding (whether as a result of redemption, repurchase and cancellation, conversion or otherwise); and

  (4)
  the date when all of the transfer restricted securities are registered under the shelf registration statement and disposed of in accordance with the shelf registration statement.

        We will:

  •
  make available to each holder for whom the shelf registration statement was filed copies of the prospectus that is a part of the shelf registration statement;

  •
  notify each such holder when the shelf registration statement has become effective; and

  •
  take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes.

        Each holder who sells securities pursuant to the shelf registration statement generally will be:

  •
  required to be named as a selling securityholder in the related prospectus;

  •
  required to deliver a prospectus to purchasers;

  •
  subject to certain of the civil liability provisions under the Securities Act in connection with the holder's sales; and

  •
  bound by the provisions of the registration rights agreement which are applicable to the holder (including certain indemnification rights and obligations).

        Each holder must notify us not later than three business days prior to any proposed sale by that holder pursuant to the shelf registration statement. This notice will be effective for five business days. We may suspend the holder's use of the prospectus for a reasonable period not to exceed 60 days in any 90-day period, and not to exceed an aggregate of 120 days in any 360-day period, if:

  •
  the prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing; and

  •
  we reasonably determine that the disclosure of this material non-public information would have an adverse effect on us and our subsidiaries taken as a whole.

        However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 60 days to 90 days. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of such suspension. Each holder, by its acceptance of a note, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

        If:

  •
  we have not filed the shelf registration statement with the SEC prior to or on the 90th day following the earliest date of original issuance of any of the notes;

  •
  the shelf registration statement has not been declared effective prior to or on the 180th day following the earliest date of original issuance of any of the notes; or

  •
  the registration statement ceases to be effective or fails to be usable and (1) we do not cure the registration statement within five business days by a post-effective amendment, prospectus supplement or a report filed pursuant to the Exchange Act or (2) if applicable, we do not terminate the suspension period, described in the preceding paragraph, by the 60th or 90th day, as the case may be, or the suspension periods exceed an aggregate of 120 days in any 360-day period (each, a "registration default"), then additional amounts will accrue on the notes in the case of the first and second bullet points above, and on those notes that have been included in the selling securityholder table to the registration statement in the case of the third bullet point above, from and including the day following the registration default to but excluding the earlier of (i) the day on which the registration default has been cured and (ii) the date the shelf registration statement is no longer required to be kept effective. Additional amounts will be paid semiannually in arrears, with the first semiannual payment due on the first interest payment date, as applicable, following the date on which such additional amounts begin to accrue, and will accrue at a rate per year equal to:

  •
  an additional 0.25% of the principal amount to and including the 90th day following such registration default; and

  •
  an additional 0.50% of the principal amount from and after the 91st day following such registration default.

        In no event will additional amounts accrue at a rate per year exceeding 0.50%.

        If you have converted your notes into common stock, you will not be entitled to receive any additional amounts upon any registration default.

Form, Denomination and Registration

        The notes will be issued in fully registered form, without coupons, in denominations of $1,000 principal amount and integral multiples of $1,000.

  Global Notes; Book-Entry Form

        Except as provided below, the notes will be evidenced by one or more global notes deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC's nominee.

        Record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A holder may hold its interests in a global note directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are direct DTC participants if such holder is not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC's rules and procedures and will be settled in same-day funds. Holders may also beneficially own interests in the global notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC's rules and procedures and will be settled in same-day funds.

        So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. for all purposes will be considered the sole holder of the global notes. Except as provided below, owners of beneficial interests in the global notes:

  •
  will not be entitled to have certificates registered in their names;

  •
  will not receive or be entitled to receive physical delivery of certificates in definitive form; and

  •
  will not be considered holders of the global notes.

        The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global note to transfer the beneficial interest in the global note to such persons may be limited.

        We will wire, through the facilities of the trustee, payments of principal of and interest on the global notes to Cede & Co., the nominee of DTC, as the registered owner of the global notes. None of Overstock.com, the trustee and any paying agent will have any responsibility or be liable for paying amounts due on the global notes to owners of beneficial interests in the global notes.

        It is DTC's current practice, upon receipt of any payment of principal of and interest on the global notes, to credit participants' accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in "street name."

        If you would like to convert your notes into common stock pursuant to the terms of the notes, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

        Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

        Neither Overstock.com nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the notes for which directions have been given.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the initial purchasers of the notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause notes to be issued in definitive form in exchange for the global notes. None of Overstock.com, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.

        According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions our certificate of incorporation, as amended, and our bylaws, as amended.

General

        We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value, and 5,000,000 shares of preferred stock, $0.0001 par value, in one or more series. As of December 31, 2004, there were 19,815,486 shares of common stock issued and outstanding and, as of the date of this prospectus, there were no shares of preferred stock outstanding.

        Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders, and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably the dividends, if any, that are declared from time to time by the board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of the company, the holders of common stock are entitled to share in any assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The powers, preferences and rights of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

        Our board of directors has the authority, without stockholder consent, subject to certain limitations imposed by law or our bylaws, to issue one or more series of preferred stock at any time. The rights, preferences and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to each particular series.

Other Obligations to Issue Capital Stock

        We have adopted and maintain equity incentive plans pursuant to which we are authorized to issue stock, stock options and other types of compensation for employees, directors, consultants and other persons who provide services to us. As of September 30, 2004, we had outstanding options to acquire 1,599,701 shares of common stock under these plans. As of September 30, 2004, we have reserved an additional 1,169,683 shares of common stock for future issuance under these plans. At September 30, 2004, we also had outstanding warrants to acquire 916,466 shares.

Anti-Takeover Provisions

  Delaware Law

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15 percent or more of the corporation's voting stock. A corporation may "opt out" of this statute, which we have not done.

  Certificate of Incorporation and Bylaws Provisions

        Our certificate of incorporation, as amended, and bylaws, as amended, include the following provisions, among others, that could discourage potential acquisition proposals and could delay or prevent a change of control of Overstock.com:

  •
  Our board of directors is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors;

  •
  Under our bylaws, only our board of directors, the chairman of our board of directors, our President or our chief executive officer may call special meetings of stockholders;

  •
  Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors;

  •
  Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting; and

  •
  Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

        In addition, the authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Overstock.com.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A. EquiServe's address is 150 Royal Street, Canton, MA 02021, and its telephone number is 1-800-733-5001.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a discussion of certain U.S. federal income tax consequences to you of the purchase, ownership and disposition of the notes and the shares of common stock into which the notes may be converted. This discussion is addressed only to holders that hold such notes and the shares of common stock into which the shares may be converted as capital assets for tax purposes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued under the Code, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which may change, possibly with retroactive effect.

        This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances, such as holders to whom special tax treatment applies, including (1) banks, regulated investment companies, real estate investment trusts, insurance companies, dealers in securities or currencies or tax-exempt organizations, (2) persons holding the notes or the shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment, (3) U.S. holders (as defined below) whose functional currency is not the U.S. dollar, or (4) traders in securities that elect to use a mark to market method of accounting for their securities holdings. In addition, this discussion does not address alternative minimum taxes or state, local or foreign taxes.

        If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding the notes should consult their own tax advisors.

        Prospective investors are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes and the shares of common stock into which the notes may be converted in light of their own particular circumstances, as well as the effect of any state, local or foreign tax laws.

Consequences to U.S. Holders

        The following discussion of U.S. federal income tax considerations applies to a "U.S. holder" of the notes and shares of common stock into which the notes may be converted. For purposes of this discussion, the term U.S. holder means an individual who is a citizen or resident of the United States, a U.S. domestic corporation or any other entity or person generally subject to U.S. federal income tax on a net income basis.

  Payments of Interest

        A U.S. holder of notes generally will be required to include payments of stated interest on the notes in income at the time the interest is paid or accrued, in accordance with the holder's regular method of accounting for tax purposes.

  Market Discount

        If a U.S. holder purchases a note for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless the difference is less than a specified de minimis amount. Under the market discount rules, a holder will be required to treat any payment, other than qualified stated interest, on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that you have not previously included in income and such holder is treated as having accrued on the note at the time of its payment or disposition. In addition, a U.S. holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the note. Prospective investors should consult their own tax advisors before making this election.

        Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless a holder elects to accrue on a constant interest method. The election to accrue market discount on a constant interest method is made for the taxable year in which a holder acquired the note, applies only to that note, and may not be revoked. Holders may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. An election to include market discount in income currently, once made, applies to all market discount obligations acquired by a holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. Prospective investors should consult their own tax advisors before making either election described in this discussion.

  Amortizable Bond Premium

        If a U.S. holder purchases a note for an amount in excess of the sum of all amounts payable due on the note after the purchase date (other than qualified stated interest), such holder will be considered to have purchased the note at a "premium." A U.S. holder generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under its regular accounting method. If a holder does not elect to amortize bond premium, that premium will decrease the gain or increase the loss otherwise recognized upon disposition of the note. An election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by a holder on or after the first day of the first taxable year to which the election applies. A holder may not revoke the election without the consent of the IRS. Prospective investors should consult their own tax advisors before making this election.

  Sale, Exchange, or Other Disposition of the Notes

        Except as provided below under "Conversion of Notes into Common Stock," a U.S. holder will generally recognize capital gain or loss upon the sale, exchange, redemption or other disposition of a note in an amount equal to the difference between the amount realized by the U.S. holder on the disposition of the note (which does not include accrued but unpaid interest not previously included in income, which is taxable as interest) and the U.S. holder's adjusted tax basis in the note. A U.S. holder's tax basis will generally equal the amount paid for the note increased by market discount previously included in income and reduced by any bond premium that such holder elects to amortize and any cash payments on the note other than stated interest, subject to the "Market Discount" discussion above. The gain or loss will be long-term capital gain or loss if the U.S. holder held the note for more than one year. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

  Constructive Distributions

        The conversion rate of the notes may be subject to adjustment under certain circumstances. Under Section 305 of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a holder. Certain of the possible conversion rate adjustments provided in the notes may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of notes will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Any increase in the conversion of the notes to compensate holders of the notes for taxable distributions of cash on any of our outstanding common stock will be treated as a deemed distribution to such holders in an amount equal to the value of the additional shares issuable upon conversion.

        Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. To date, we have not generated any earnings and profits for U.S. federal income tax purposes. Any constructive dividend deemed paid to a U.S. holder would not be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received under recently enacted legislation and corporate holders would not be entitled to claim the dividends received deduction with respect to any such constructive dividends.

  Conversion of Notes into Common Stock

        A U.S. holder generally will not recognize income, gain or loss upon the conversion of a note into shares of our common stock, except to the extent the common stock received is considered attributable to accrued interest not previously included in income, which is taxable as ordinary income. Cash received in lieu of a fractional share of common stock will generally be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional share generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share. The adjusted basis of shares of common stock received on conversion will equal the adjusted basis of the note converted, reduced by the portion of adjusted basis allocated to any fractional share of common stock exchanged for cash. The holding period of the common stock received on conversion will generally include the period during which the converted notes were held prior to conversion. However, a U.S. holder's tax basis in shares of common stock considered attributable to accrued interest as described above generally will equal the amount of such accrued interest included in income, and the holding period for such shares shall begin on the day after the conversion.

  Dividends on Common Stock

        The amount of any distribution in respect of shares of our common stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, such distributions will be treated as a dividend to the extent, if any, of our current or accumulated earnings and profits, then as a tax-free return of capital to the extent of a holder's tax basis in the shares of common stock (reducing the holder's basis in the shares of the common stock), and thereafter as gain from the sale or exchange of such stock. To date, we have not generated any earnings and profits for U.S. federal income tax purposes.

        Dividends are generally subject to tax as ordinary income. For tax years beginning in 2003 through 2008, however, a dividend distribution to an individual U.S. holder is generally taxed as long-term capital gain at a maximum rate of 15%. The lower capital gain rates will not apply to a dividend on the shares of common stock, however, if the individual U.S. holder fails to satisfy certain holding period requirements with respect to the shares or is obligated to make related payments with respect to positions in substantially similar or related property. In addition, the lower rates will not apply to dividends that the holder elects to treat as investment income for purposes of an investment interest deduction.

        Dividend distributions to corporate U.S. holders will be eligible for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations if the U.S. holder is an otherwise qualifying corporate holder that satisfies the holding period and certain other requirements for the dividends received deduction (including debt financed portfolio stock and taxable income limitations). In addition, corporate holders should consider the rules under Section 1059 of the Code that may reduce such holder's basis in its shares of common stock.

  Sales of Common Stock

        Upon the sale or exchange of shares of our common stock, a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized upon the sale or exchange and the adjusted tax basis in the shares of such common stock. The gain or loss will be long-term capital gain or loss if the U.S. holder held the common stock for more than one year. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

  Backup Withholding Tax and Information Reporting

        Unless a U.S. holder is an exempt recipient, such as a corporation, payments in respect of the notes or shares of our common stock, and the proceeds received from the sale of the notes or shares of our common stock, will be subject to information reporting and may also be subject to U.S. federal backup withholding tax if the U.S. holder fails to supply accurate taxpayer identification numbers or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder's U.S. federal income tax liability provided the U.S. holder provides the required information to the IRS. A U.S. holder should consult its own tax advisor as to its qualifications for exemption from back-up withholding and the procedure for obtaining such an exemption.

Consequences to Non-U.S. Holders

        The following discussion summarizes certain U.S. federal income tax consequences to "non-U.S. holders" of notes or shares of our common stock. For purposes of this discussion, a "non-U.S. holder" is a holder of a note or share of our common stock that is not a U.S. person. A "U.S. person" is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States, an estate to whom U.S. federal income taxation applies regardless of its source, or a trust if (a) a U.S. court is able to exercise primary supervision over the trust's administration and (b) one or more U.S. persons have the authority to control all of the trust's substantial decisions.

  Interest and Dividend Payments

        The payment of interest (including gain on the disposition of a note that is treated as interest or acquisition discount) to a non-U.S. holder will not be subject to U.S. federal withholding tax if: (1) in the case of notes, the non-U.S. holder does not actually or constructively own 10% or more of the total voting power of all of our voting stock and is not a controlled foreign corporation that is related to us within the meaning of the Code, (2) the beneficial owner of the note provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-U.S. holder in compliance with applicable requirements or satisfies certain documentary evidence requirements for establishing that it is a non-U.S. holder, and (3) interest paid on the note is not effectively connected with the conduct by such non-U.S. holder of a trade or business in the United States. If the foregoing requirements are not satisfied, payments on the notes may be subject to gross withholding at the rate of 30% or such lower rate as may be available to a non-U.S. holder under an applicable treaty.

        Dividend payments to non-U.S. holders in respect of our common stock (including any constructive dividends resulting from certain adjustments to the conversion rate as described above under "Constructive Distributions" above) will be subject to U.S. withholding tax at a rate of 30% or such lower rate as may be available to a non-U.S. holder under an applicable treaty. In the case of any constructive dividend, it is possible that this tax would be withheld from interest, shares of our common stock or proceeds from a sale subsequently paid or credited to a non-U.S. holder.

        If a non-U.S. holder is engaged in a trade or business in the United States (and, if a tax treaty applies, the holder maintains a permanent establishment within the United States) and interest (including original issue discount and acquisition discount) on the notes and dividends on shares of our common stock are effectively connected with the conduct of such trade or business (and, if a tax treaty applies, attributable to such permanent establishment), then the non-U.S. holder will be subject to U.S. federal income tax (but not U.S. federal withholding tax), on such interest and dividends on a net income basis in the same manner as if the holder were a U.S. holder. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from the federal withholding tax. In addition, in certain circumstances, if the non-U.S. holder is a foreign corporation, the holder may be subject to a branch profits tax equal to 30%, or such lower rate as may be available under an applicable treaty.

  Conversion of Notes into Common Stock

        A non-U.S. holder will not recognize income, gain or loss upon the conversion of a note into shares of our common stock, except to the extent of cash received in lieu of a fractional share of our common stock (which will be treated as a disposition subject to the rules described below under "Sale, Exchange, or Other Disposition of the Notes or Shares of Common Stock") and common stock received by such holder attributable to accrued interest (which will be treated as described above under "Interest and Dividend Payments").

  Sale, Exchange, or Other Disposition of the Notes or Shares of Common Stock

        A non-U.S. holder will not be subject to U.S. federal income tax on gain (other than gain on the disposition of a note that is treated as interest or acquisition discount) realized on the sale, exchange, maturity or other redemption of either a note or any shares of our common stock unless (1) the gain is effectively connected with the conduct by the holder of a trade or business in the United States (and, if a tax treaty applies, such gain is attributable to a U.S. permanent establishment maintained by the holder), (2) in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more in the taxable year of the sale and either (A) the gain or income is attributable to an office or other fixed place of business maintained in the United States by the holder or (B) the holder has a tax home in the United States, or (3) in the case of gain realized on the disposition of our common stock, we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes.

        A corporation is a United States real property holding corporation if the fair market value of its United States real property interests equals or exceeds 50 percent of the fair market value of (i) its United States real property interests, (ii) its interest in real property located outside the United States, plus (iii) any other of its assets which are used or held for use in a trade or business. We do not believe we qualify as a United States real property holding corporation for U.S. federal income tax purposes.

        If a non-U.S. holder is engaged in a trade or business in the United States (and, if a tax treaty applies, the holder maintains a permanent establishment within the United States) and the gain realized is effectively connected with the conduct of such trade or business (and, if a tax treaty applies, attributable to such permanent establishment), then the non-U.S. holder will generally be subject to U.S. federal income tax on such gain in the same manner as if the holder were a U.S. holder. In addition, in certain circumstances, if the non-U.S. holder is a foreign corporation, the holder may be subject to a branch profits tax equal to 30%, or such lower rate as may be available under an applicable treaty.

  Information Reporting and Backup Withholding

        Information returns may be filed with the IRS in connection with payments on the notes and the common stock and the payment of proceeds from a sale or other disposition of the notes or the common stock. Copies of the information returns reporting such payments and any applicable withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides (pursuant to the provisions of an applicable income tax treaty).

        Backup withholding and information reporting will generally not apply to payments made by us or our paying agents, in their capacities as our paying agents, to a non-U.S. holder as long as the income associated with the payments is otherwise exempt from U.S. federal income tax and the holder has provided the required certification that it is a non-U.S. holder, unless either we or our paying agent has actual knowledge that the holder is a U.S. person.

        Any amounts withheld under the backup withholding rules will be allowed as a credit against a non-U.S. holder's U.S. federal income tax liability provided the non-U.S. holder provides the required information to the IRS.

SELLING SECURITYHOLDERS

        The notes were originally issued by us to the initial purchasers, in a transaction exempt from the registration requirements of the Securities Act, and were immediately resold by the initial purchasers to persons reasonably believed by them to be "qualified institutional buyers" as defined by Rule 144A under the Securities Act. The selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus or a supplement hereto any or all of the notes and common stock into which the notes are convertible.

        The table below sets forth the name of each selling securityholder, the aggregate principal amount of notes beneficially owned by each selling securityholder that may be offered under this prospectus and the number of shares of common stock into which such notes are convertible. We have prepared the table based on information given to us by or on behalf of the selling securityholders on or prior to January 13, 2005. Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of our outstanding common stock (such percentage of beneficial ownership is based on Rule 13d-3(d)(i) of the Exchange Act, using 19,815,486 shares of stock outstanding as of January 11, 2005 and, for each holder, treating as outstanding the number of shares of common stock issuable upon conversion of all that holder's notes, but assuming no conversion of any other holder's notes and not including shares of common stock that may be issued by us upon purchase of notes by us at the option of the holder). The selling securityholders may offer all, some or none of the notes or common stock into which the notes are convertible. Because the selling securityholders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. None of the selling securityholders who are affiliates of broker-dealers purchased the notes outside the ordinary course of business or, at the time of the purchase of the securities, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

        Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

Name	Aggregate Principal Amount of Notes Beneficially Owned and Offered	Percentage of Notes Outstanding	Number of Shares of Common Stock Offered(1)
Arkansas PERS	$490,000	*	6,427
Astraszencea Holdings Pension	145,000	*	1,902
ATSF—Transamerica Convertible Securities	3,350,000	2.79%	43,945
Attorney's Title Insurance Fund	70,000	*	918
Banc of America Securities LLC	1,500,000	1.25%	19,677
BBT Fund, L.P.	800,000	*	10,494
Boilermakers Blacksmith Pension Trust	925,000	*	12,134
CALAMOS Growth & Income Fund—CALAMOS Investment Trust	4,000,000	3.33%	52,472
Century Park Trust	1,500,000	1.25%	19,677
Concentrated Alpha Partners, L.P.	200,000	*	2,623
Delaware PERS	285,000	*	3,738
Delta Airlines Master Trust	225,000	*	2,951
DKR SoundShore Strategic Holding Fund Ltd	1,000,000	*	13,118
Duke Endowment	200,000	*	2,623

FrontPoint Convertible Arbitrage Fund, L.P.	1,500,000	1.25%	19,677
Grace Brothers, LTD	1,500,000	1.25%	19,677
Grace Convertible Arbitrage Fund, LTD	4,850,000	4.04%	63,623
HighBridge International LLC	2,000,000	1.67%	26,236
ICI American Holdings Trust	110,000	*	1,443
IDEX—Flexible Income Fund	1,000,000	*	13,118
IDEX—Transamerica Convertible Securities Fund	2,150,000	1.79%	28,204
Linden Capital L.P.	4,900,000	4.08%	64,279
Louisiana CCRF	60,000	*	787
Lyxor / Qwest Fund Ltd.	700,000	*	9,182
Man Convertible Bond Master Fund, LTD	2,250,000	1.88%	29,515
McMahan Securities Co. L.P.	250,000	*	3,279
Nuveen Preferred & Convertible Income Fund JQC	2,395,000	2.00%	31,418
Nuveen Preferred & Convertible Income Fund JPC	1,795,000	1.50%	23,547
OCLC Online Computer Library Center	15,000	*	196
Polaris Vega Fund L.P.	4,800,000	4.00%	62,967
Potomac Dynamic High Yield Fund	1,000,000	*	13,118
Prudential Insurance Co of America	30,000	*	393
Qwest Global Convertible Master Fund Ltd.	300,000	*	3,935
S G Americas Securities, LLC	2,000,000	1.67%	26,236
Southern Farm Bureau Life Insurance	375,000	*	4,919
St. Thomas Trading, Ltd.	750,000	*	9,838
State of Oregon / Equity	1,430,000	1.19%	18,759
Sunrise Partners Limited Partnership(2)	8,585,000	7.15%	112,619
Syngenta AG	65,000	*	852
Transamerica Premier High Yield	1,000,000	*	13,118
UBS AG London Branch	2,250,000	1.88%	29,515
Wells Fargo & Company(3)	2,500,000	2.08%	32,795
Yield Strategies Fund I. L.P	250,000	*	3,279
All other holders of notes or future transferees, pledges, donees, assignees, or successors of any such holders(4)	54,500,000	45.42%	714,941

Total	$120,000,000	100.00%	1,574,183

*
Less than one percent.
(1)
Assumes conversion of all of the holder's notes at a conversion price of $76.23 per share (equivalent to an initial conversion rate of approximately 13.1182 shares of common stock per $1,000 principal amount of the notes). This conversion price is subject to adjustment, however, as described under "Description of Notes—Conversion Rights". As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future. In addition, the number of shares of common stock listed for each holder does not include fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described under "Description of Notes—Conversion Rights."
(2)
Sunrise Partners Limited Partnership beneficially owns 1,501 shares of our common stock in addition to the shares of common stock it will own upon conversion of the notes.
(3)
Wells Fargo Bank, N.A., which is an affiliate of Wells Fargo & Company, is the trustee under the indenture that governs the notes.
(4)
Assumes that any other holders of the notes, or any future pledgees, donees, assignees, transferees or successors of or from any other such holders of the notes, do not beneficially own any shares of our common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

PLAN OF DISTRIBUTION

        The notes and the common stock into which the notes are convertible are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering of the notes or the common stock by selling securityholders.

        The selling securityholders, including their pledgees or donees, may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents. If the notes or the common stock into which the notes are convertible are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The notes and the common stock into which the notes are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions, which may involve crosses or block transactions:

  •
  on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale, including the Nasdaq National Market in the case of the common stock;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

  •
  through the writing of options, whether the options are listed on an options exchange or otherwise.

        In connection with sales of the notes and the common stock into which the notes are convertible or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes and the common stock into which the notes are convertible in the course of hedging the positions they assume. The selling securityholders may also sell short the notes and the common stock into which the notes are convertible and deliver the notes or the common stock into which the notes are convertible to close out short positions, or loan or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell such securities.

        The aggregate proceeds to the selling securityholders from the sale of the notes or common stock into which the notes are convertible offered by them hereby will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

        In order to comply with the securities laws of some states, if applicable, the notes and common stock into which the notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        The selling securityholders who are broker-dealers are, and the other selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock may be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

        In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling securityholder may not sell any notes or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

        To the extent required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

        Overstock.com does not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. No assurance can be given as to the liquidity of the trading market for the notes.

        We entered into a registration rights agreement for the benefit of the holders of the notes to register their notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We have agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the notes and the common stock covered by this prospectus.

VALIDITY OF THE SECURITIES

        The validity of the notes and of the shares of common stock issuable upon conversion of the notes has been passed upon for us by Bracewell & Patterson, L.L.P., Austin, Texas.

EXPERTS

        The consolidated financial statements of Overstock.com, Inc. incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Additionally, we make these filings available, free of charge, on www.overstock.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on the website listed above, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities offered in connection with this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to the contents of such contract or document is qualified in all respects by such reference. You may obtain copies of the registration statement from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the SEC's public reference room described above.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC prior to the termination of the offering under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

  •
  The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on May 6, 2002;

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on February 24, 2004;

  •
  Our definitive Proxy Statement for our 2004 annual meeting of stockholders, filed with the SEC on March 23, 2004;

  •
  Our Report on Form 10-Q for the quarter ended March 31, 2004 filed with the SEC on April 29, 2004;

  •
  Our Report on Form 10-Q/A for the quarter ended June 30, 2004 filed with the SEC on August 9, 2004;

  •
  Our Report on Form 10-Q for the quarter ended September 30, 2004 filed with the SEC on November 9, 2004;

  •
  Our Reports on Form 8-K or 8-K/A, as applicable, filed with the SEC on April 22, 2004; April 29, 2004; May 7, 2004; May 10, 2004; May 10, 2004; May 14, 2004; May 18, 2004; June 7, 2004; June 10, 2004; July 23, 2004; September 27, 2004, October 21, 2004, November 15, 2004, November 18, 2004, November 24, 2004, November 29, 2004, November 30, 2004, December 7, 2004, December 17, 2004 and December 27, 2004 (other than, in each case, information that is furnished rather than filed in accordance with SEC rules).

        The reports and other documents that we file after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and will update, supplement and supersede the information in this prospectus. We will provide to each person, including any beneficial owner to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information upon written or oral request at no cost to the requester. You may request a copy of any of this information by writing us at the following address: Overstock.com, Inc. 6322 South 3000 East, Suite 100, Salt Lake City, Utah 84121, Attention: Investor Relations; or by calling our Investor Relations Department at telephone number (801) 947-3100.

3.75% Convertible Senior Notes due 2011
and
Shares of Common Stock Issuable Upon Conversion of the Notes

PROSPECTUS

        , 2005

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities it describes, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the estimated costs and expenses, other than the registration fee, payable by us in connection with the issuance and sale of securities offered by this prospectus.

SEC registration fee	$15,466
Trustee's fees and expenses	4,000
Accounting fees and expenses	45,000
Legal fees and expenses	75,000
Printing fees	85,000
Miscellaneous fees and expenses	5,534

Total:	$230,000

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        We are organized under the laws of the State of Delaware. Our Certificate of Incorporation, as amended, and bylaws, as amended, eliminate the personal liability of our directors to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, our Certificate of Incorporation, as amended, and bylaws, as amended, provide indemnity for our current or former officers and directors against all liabilities and costs of defending an action or suit in which they were involved by reason of their positions with us. However, we cannot indemnify any person if a court finds that the person did not act in good faith. Our bylaws, as amended, also provide that we may purchase insurance to protect any director, officer, employee or agent against any liability. We have entered into separate indemnification agreements with each of our directors and executive officers, whereby we have agreed, among other things, to indemnify them to the fullest extent permitted by the Delaware General Corporation Law, subject to specified limitations, against certain liabilities actually incurred by them in any proceeding in which they are a party that may arise by reason of their status as directors, officers, employees or agents or may arise by reason of their serving as such at our request for another entity and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We intend to enter into similar separate indemnification agreements with any directors or officers who may join us in the future. There is no pending litigation or proceeding involving any of our directors, officers, employees or other agents as to which indemnification is being sought nor are we aware of any pending or threatened litigation that may result in claims for indemnification.

ITEM 16.    EXHIBITS

        The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Exhibit Title
4.1	Indenture, dated November 23, 2004, between Overstock.com, Inc. and Wells Fargo Bank, N.A., as trustee—Incorporated by reference to Exhibit 10.1 to Overstock.com, Inc.'s Current Report on Form 8-K (File No. 000-49799), filed on November 24, 2004.
4.2	Registration Rights Agreement, dated November 23, 2004, by and among Overstock.com, Inc., Lehman Brothers Inc., Piper Jaffray & Co., Legg Mason Wood Walker Incorporated and WR Hambrecht + Co, LLC—Incorporated by reference to Exhibit 10.2 to Overstock.com, Inc.'s Current Report on Form 8-K (File No. 000-49799), filed on November 24, 2004.
4.3	Form of Note (included in Exhibit 4.1).
5.1	Opinion of Bracewell & Patterson, L.L.P.
12.1	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Bracewell & Patterson, L.L.P. (included in Exhibit 5.1).
24.1	Power of Attorney of certain directors and officers of the registrant (see page II-4 of this Form S—3).
25.1	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939.

Item 17.    Undertakings

  (a)
  The undersigned registrant hereby undertakes:

            (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

            (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein by the registrant, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on January 13, 2005.

OVERSTOCK.COM, INC.
By:	/s/ PATRICK M. BYRNE Patrick M. Byrne President

POWER OF ATTORNEY

        We, the undersigned officers and directors of Overstock.com, Inc., do hereby constitute and appoint each of Patrick M. Byrne, David K. Chidester and Jonathan E. Johnson III, each acting alone, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including pre-effective and post-effective amendments, to this Registration Statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite are necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PATRICK M. BYRNE Patrick M. Byrne	President and Director (Principal Executive Officer)	January 13, 2005
/s/ DAVID K. CHIDESTER David K. Chidester	Vice President, Finance (Principal Financial and Accounting Officer)	January 13, 2005
/s/ JOHN J. BYRNE, JR. John J. Byrne, Jr.	Director	January 13, 2005
/s/ GORDON S. MACKLIN Gordon S. Macklin	Director	January 13, 2005

/s/ ALLISON H. ABRAHAM Allison H. Abraham	Director	January 13, 2005
/s/ JOHN A. FISHER John A. Fisher	Director	January 13, 2005

EXHIBIT INDEX

        The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Exhibit Title
4.1	Indenture, dated November 23, 2004, between Overstock.com, Inc. and Wells Fargo Bank, N.A., as trustee — Incorporated by reference to Exhibit 10.1 to Overstock.com, Inc.'s Current Report on Form 8-K (File No. 000-49799), filed on November 24, 2004.
4.2	Registration Rights Agreement, dated November 23, 2004, by and among Overstock.com, Inc., Lehman Brothers Inc., Piper Jaffray & Co., Legg Mason Wood Walker Incorporated and WR Hambrecht + Co, LLC—Incorporated by reference to Exhibit 10.2 to Overstock.com, Inc.'s Current Report on Form 8-K (File No. 000-49799), filed on November 24, 2004.
4.3	Form of Note (included in Exhibit 4.1).
5.1	Opinion of Bracewell & Patterson, L.L.P.
12.1	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Bracewell & Patterson, L.L.P. (included in Exhibit 5.1).
24.1	Power of Attorney of certain directors and officers of the registrant (see page II-4 of this Form S—3).
25.1	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939.

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FORWARD-LOOKING STATEMENTS
SUMMARY
The Notes
Risk Factors
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
VALIDITY OF THE SECURITIES
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX